Exhibit 10.1

CHEVYS HOLDINGS, INC.

CHEVYS, INC.

CHEVYS OF GREENBELT, INC.

CHEVYS NEW YORK, INC.

CHEVYS OF PARSIPPANY, INC.

KATMANDU CREATIONS, INC.

RBA KANSAS, INC.

RIO BRAVO ACQUISITIONS, INC.

J.W. CHILDS EQUITY PARTNERS, L.P.

REAL MEX RESTAURANTS, INC.

AND

CKR ACQUISITION CORP.

ASSET PURCHASE AGREEMENT

October 13, 2004

Section 4.15.	Intellectual Property

Section 4.16.	Franchising

Section 4.17.	Insurance

Section 4.18.	Broker or Finder

Section 4.19.	Disclaimer of Other Representations and Warranties; Schedules

ARTICLE V	COVENANTS OF SELLERS

Section 5.1.	Conduct of Business Before the Closing Date

Section 5.2.	Access to Information

Section 5.3.	Further Assurances

Section 5.4.	Intellectual Property Matters

Section 5.5.	Cooperation

Section 5.6.	Assumed Contracts; Cure Amounts

Section 5.7.	Bankruptcy Court Approval and Related Matters

Section 5.8.	Restricted Accounts

Section 5.9.	No Shop Provisions

Section 5.10.	Notice to Creditors

Section 5.11.	Notice to Claimants

Section 5.12.	Franchise Agreement

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER

Section 6.1.	Organization and Power

Section 6.2.	Execution and Delivery Permitted

Section 6.3.	Binding Effect; Consents

Section 6.4.	Capitalization

Section 6.5.	Financial Information

Section 6.6.	Legal Proceedings and Judgments

Section 6.7.	Buyer’s Financing

Section 6.8.	Assumed Contracts

Section 6.9.	Broker or Finder

ARTICLE VII	COVENANTS OF BUYER

Section 7.1.	Buyer Performance

Section 7.2.	Confidentiality

Section 7.3.	Sellers’ Employees

Section 7.4.	Administration of Insurance Policies

Section 7.5.	Cooperation

Section 7.6.	Broker’s Fees

Section 7.7.	Post-Closing Access to Information

Section 7.8.	Hart-Scott-Rodino

Section 7.9.	Bankruptcy Court Approval and Related Matters

Section 7.10.	Joinder Agreement

Section 7.11.	Financing Efforts

ARTICLE VIII	CONDITIONS TO CLOSING

Section 8.1.	Buyer’s Conditions to Closing

Section 8.2.	Sellers’ Conditions to Closing

ARTICLE IX	NO SURVIVAL

Section 9.1.	No Survival of Representations and Warranties

ARTICLE X	MISCELLANEOUS

Section 10.1.	Notices

Section 10.2.	Applicable Law

Section 10.3.	Binding on Successors; Assignment

Section 10.4.	Payment of Costs

Section 10.5.	Time is of the Essence

Section 10.6.	Interpretation

Section 10.7.	Entire Agreement

Section 10.8.	Counterparts

Section 10.9.	Termination

Section 10.10.	Public Announcements; Communications with Franchisees and Public

Section 10.11.	Jurisdiction; Disputes; Arbitration

Section 10.12.	No Third Party Beneficiaries

Section 10.13.	Compliance with Bulk Sales Laws

Section 10.14.	Transition Services

Section 10.15.	Intercreditor Acknowledgements

ARTICLE XI	ALTERNATIVE STRUCTURE

Section 11.1.	Stock Transaction

ARTICLE XII	DEFINITIONS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 13th day of October, 2004, by and among Chevys Holdings, Inc., a Delaware corporation (the “Parent”), Chevys, Inc., a California corporation (the “Company”), Chevys of Greenbelt, Inc., a Maryland corporation (which is owned 99% by the Company and 1% by Brian Bennett) (“Sub One”), Chevys New York, Inc., a California corporation and wholly owned subsidiary of the Company (“Sub Two”), Chevys of Parsippany, Inc., a New Jersey corporation and wholly owned subsidiary of the Company (“Sub Three”), Katmandu Creations, Inc., a California corporation and wholly owned subsidiary of the Company (“Sub Four”), RBA Kansas, Inc., a Kansas Corporation and wholly owned subsidiary of the Company (“Sub Five”), and Rio Bravo Acquisitions, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Sub Six”, and, together with the Company, Sub One, Sub Two, Sub Three, Sub Four and Sub Five, the “Sellers”), J.W. Childs Equity Partners L.P., a Delaware limited partnership (“J.W. Childs”), Real Mex Restaurants, Inc., a Delaware corporation (“Real Mex”) and CKR Acquisition Corp., a Delaware corporation (“Buyer”).

WHEREAS, Sellers collectively own various items of personal property and interests in real property and contract rights (i) used in the operation or development of those specific “Chevys Fresh Mex” restaurants, “Fuzio Universal Pasta” restaurants and “Chevys Express Mex” restaurants, which are listed on Schedule 1 hereto (the “Restaurants”) and (ii) used in the operation of the “Chevys Fresh Mex” franchise system, the “Fuzio Universal Pasta” franchise system, and the “Chevys Express Mex” franchise system;

WHEREAS, Sellers voluntarily commenced cases before the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) under Chapter 11 of the title 11 of the United States Code (the “Bankruptcy Code”), jointly administered under docket No. 03-45879, et seq., but expressly excluding the chapter 11 case of Parent (collectively, the “Chapter 11 Cases”); and

WHEREAS, each of Sellers wishes to sell, transfer, convey, assign and deliver to Buyer in accordance with Sections 363 and 365 and all other applicable provisions of the Bankruptcy Code, all of the Assets (as hereinafter defined), together with the Assumed Liabilities (as hereinafter defined), of Sellers as set forth in this Agreement according to certain terms and conditions, pursuant to a plan of reorganization in the absence of an auction process involving the Assets or the Business (as hereinafter defined), (the “Non-Auction Plan Sale”), or according to alternative terms and conditions as set forth in this Agreement in the event that the Assets or the Business are subject to an auction process (the “Auction Sale”); and

WHEREAS, in connection therewith, each of Sellers wishes to assume and assign to Buyer certain executory contracts, unexpired leases and liabilities thereunder under Sections 363 and 365 of the Bankruptcy Code; and

WHEREAS, subject to the Bankruptcy Court’s entry of an Approval Order (as hereinafter defined), inter alia, incorporating the terms of this Agreement, including the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code, Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the Assets together with the Assumed Liabilities of Sellers upon the terms and the conditions set forth in this Agreement; and

WHEREAS, Buyer wishes to purchase and take delivery of such Assets and Assumed Liabilities upon such terms and subject to such conditions; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1.  Defined Terms.  All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth for such terms in Article XII.

Section 1.2.  Assets.  Subject to the terms and conditions set forth in this Agreement, including the approval of the Bankruptcy Court pursuant to the Approval Order, Sellers hereby agree that at the Closing they shall sell, transfer, convey, and assign to Buyer, free and clear of all Liens (except for the Permitted Encumbrances), and Buyer shall purchase, assume and acquire from Sellers, all of Sellers’ right, title and interest in, to and under all of the business, properties, assets, and goodwill of whatever kind and nature, real or personal, tangible or intangible, actual or contingent, in electronic form or otherwise, which are owned or held by Sellers and used or usable in the Business (other than the Excluded Assets), wherever located, including without limitation all of Sellers’ right, title and interest in and to the following (the “Assets”):

(a)           The Systems and the Concepts;

(b)           All of Sellers’ interest in and to the Real Property Leases and the Subleases (other than Non-Assumed Contracts), including all of Sellers’ interest under such Real Property Leases and Subleases in the buildings, fixtures, signs, parking facilities, trash facilities, fences, other leasehold improvements, appurtenances and hereditaments subject to such Real Property Leases and Subleases;

(c)           All Owned Real Property, including all of Sellers’ interest in the buildings, fixtures, signs, parking facilities, trash facilities, fences, other improvements, appurtenances and hereditaments related to the Owned Real Property;

(d)           All Minor Contracts, Material Contracts, Development Agreements and Franchise Agreements (in each case, except for Non-Assumed Contracts) (collectively, the “Assigned Contracts”);

(e)           All equipment and leasehold improvements installed in the Leased Real Property (other than equipment and leasehold improvements installed in the Leased Real Property that is the subject of a Non-Assumed Contract), and all of the Equipment;

(f)            All Licenses (to the extent transferable) and all rights to use existing Restaurant telephone numbers and rights arising under Equipment warranties;

(g)           All cash and cash equivalents other than Excluded Cash;

(h)           All cash deposits related to the Business, including, without limitation, those securing the Real Property Leases (other than Non-Assumed Contracts) and the Assumed Liabilities;

(i)            All bond collateral, collateral for letters of credit and the like, if any, and any other collateral posted for the operation of the Business, including vendor deposits;

(j)            All Intellectual Property;

(k)           All Inventory;

(l)            All Accounts Receivable and notes receivable of the Business as of the Closing Date, together with all unpaid accrued interest thereon and all rights of collection with respect thereto;

(m)          All of the assets set forth in Schedule 1.2 hereto;

(n)           All Liquor Licenses (to the extent transferable);

(o)           All insurance policies, all prepaid insurance premiums and all rights to the benefits, coverages and proceeds under and from such insurance policies;

(p)           All goodwill associated with the Business as a going concern; and

(q)           All of Sellers’ books, records, files, documents and other written or electronic materials relating to the Assets or the Business, except those related solely to the Excluded Assets or the Excluded Liabilities.

Section 1.3.  Excluded Assets.  Notwithstanding anything to the contrary contained herein, the following are excluded from sale under this Agreement (and excluded from the definition of “Assets” hereunder) (a) all claims (including, without limitation, any litigation or arbitration claims), rights, rights of offset or causes of action that Sellers or their Affiliates may have against any person or entity arising under and relating to (i) Chapter 5 of the Bankruptcy Code, and (ii) any other Excluded Assets or the Excluded Liabilities, (b) all claims (including, without limitation, any litigation or arbitration claims), rights, rights of offset or causes of action that Sellers or their Affiliates may have against the Committee and its members (acting in such capacity), against the Prepetition Lenders and the officers, directors, shareholders, agents, employees, representatives and professionals (acting in such capacity) of the Committee, the Prepetition Lenders, J.W. Childs and Sellers, (c) in the event that the Buyer elects to cause the transaction to be treated as a taxable sale of assets for income Tax purposes (such election to be made not later than 75 days after the Closing Date), all refunds, net operating losses and claims relating to federal, state or municipal income Taxes of Sellers for periods prior to the Closing Date, (d) Sellers’ corporate charters, corporate minutes and stock books and records, and other documents and instruments relating solely to the organization, maintenance and existence of Sellers as corporations and, in the event that Buyer elects to cause the transaction to be treated as a taxable sale of assets for income tax purposes, the Taxes of Sellers (provided that Buyer may make copies of all books and records related to Taxes and, prior to disposing of such books and records, Sellers shall offer such books and records to Buyer), (e) the capital stock of Sellers and each of their subsidiaries, (f) the Excluded Cash, (g) the Non-Assumed Contracts, (h) all causes of action and claims that may be asserted against Buyer and/or any of its Affiliates and all rights of Sellers under this Agreement or any other agreements or instruments otherwise delivered in connection with this Agreement, and (i) all insurance proceeds intended to reimburse Sellers with respect to Excluded Assets or Excluded Liabilities (all of the foregoing, collectively, the “Excluded Assets”).

ARTICLE II

PURCHASE PRICE OF ASSETS

Section 2.1.  Purchase Price.

(a)           Purchase Price in the Non-Auction Plan Sale.  In the event of a Non-Auction Plan Sale, in addition to the assumption of the Assumed Liabilities set forth in Section 2.2(a), the aggregate consideration for the Assets shall be an amount equal to $77.9 million in cash (as may be adjusted pursuant to Section 2.1(f)) (the “Non-Auction Cash Consideration”) and certain equity securities of Real Mex as described in Section 2.1(b) (the “Non-Auction Stock Consideration”).  Any plan of reorganization shall provide that the cash shall be distributed as follows:

(i)                                     $43.9 million in cash to an account designated by the Agent on behalf of the Prepetition Lenders;

(ii)                                  $11.0 million in cash to an account designated by the Committee in trust for the General Unsecured Creditors; and

(iii)                               Subject to Section 2.1(f), $23.0 million in cash in trust for the bankruptcy estates of Sellers to an account designated by Sellers for the purposes of discharging Sellers’ administrative, priority and reclamation claims relating to the Chapter 11 Cases and the resolution thereof, to repay the DIP Facility and to pay Sellers’ fees and expenses incurred in connection with or relating to the Chapter 11 Cases, including the confirmation of any plan of reorganization and the emergence of Sellers from bankruptcy  (collectively, the “Administrative and Exit Costs”).

(b)           Subject to Section 2.1(f), the Non-Auction Stock Consideration shall consist of newly issued equity securities of Real Mex, representing 11.5% of each class of Real Mex’s equity securities (the “Non-Auction Real Mex Equity Securities”) including, but not limited to, warrants (or at Buyer’s option, in the case of warrants exercisable for $.01 or less, the Non-Auction Real Mex Equity Securities issuable upon exercise of such warrants) and options (excluding unvested management options and unvested restricted stock), calculated on a fully diluted basis after consummation of the transactions contemplated by this Agreement, to be issued to J.W. Childs pursuant to the terms and conditions set forth in the plan of reorganization.

(c)           Purchase Price in the Auction Sale.  In the event of the Auction Sale in which Buyer agrees to act, and is approved by the Bankruptcy Court to act, as the initial bidder, in addition to the assumption of the Assumed Liabilities set forth in Section 2.2(a), the aggregate consideration for the Assets shall be an amount equal to $76.4 million in cash (as may be adjusted pursuant to Section 2.1(f)) (the “Auction Cash Consideration”) and certain equity securities of Real Mex as described in Section 2.1(d) (the “Auction Stock Consideration”).  Any plan of reorganization shall provide that the cash shall be distributed as follows:

(i)                                     $43.9 million in cash to an account designated by the Agent on behalf of the Prepetition Lenders;

(ii)                                  $9.5 million in cash to an account designated by the Committee in trust for the General Unsecured Creditors; and

(iii)                               Subject to Section 2.1(f), $23.0 million in cash in trust for the bankruptcy estates of Sellers to an account designated by Sellers for the purposes of discharging the Administrative and Exit Costs.

(d)           Subject to Section 2.1(f), the Auction Stock Consideration shall consist of newly issued equity securities of Real Mex, representing 10% of each class of Real Mex’s equity securities (the “Auction Real Mex Equity Securities”) including, but not limited to, warrants (or at Buyer’s option, in the case of warrants exercisable for $.01 or less, the Auction Real Mex Equity Securities issuable upon exercise of such warrants) and options (excluding unvested management options and unvested restricted stock), calculated on a fully diluted basis after consummation of the transactions contemplated by this Agreement, to be issued to J.W. Childs pursuant to the terms and conditions set forth in the plan of reorganization.  In the event that the Auction Sale transaction is consummated pursuant to an asset sale under Section 363 of the Bankruptcy Code, as opposed to a plan of reorganization, the Auction Stock Consideration will be distributed to J.W. Childs pursuant to an Order of the Bankruptcy Court or a liquidating plan of reorganization or other distribution mechanism approved by the Bankruptcy Court.

(e)           The Cash Consideration shall be paid to the accounts designated pursuant to the foregoing Sections 2.1(a)(i) to (iii) or 2.1(c)(i) to (iii), as applicable, at Closing by wire transfer of immediately available funds.

(f)            (i)  In the event that the Administrative and Exit Costs, after applying the Excluded Cash (the “Net Administrative and Exit Costs”) are less than $23.0 million, J. W. Childs will receive the amount of such difference in cash from Sellers.

(ii)                                  In the event that the Net Administrative and Exit Costs are greater than $23.0 million (such difference, the “Excess Administrative and Exit Costs”):

(A)                              the consideration paid to the General Unsecured Creditors pursuant to Sections 2.1(a)(ii) or 2.1(c)(ii), as applicable, shall be reduced by the lesser of (y) thirty-three percent (33%) of the amount of the Excess Administrative and Exit Costs, and (z) $375,000 and such amount shall instead be paid to Sellers to pay the Excess Administrative and Exit Costs;

(B)                                the consideration paid to the Pre-Petition Lenders pursuant to Sections 2.1(a)(i) or 2.1(c)(i), as applicable, shall be reduced by the lesser of (y) thirty-three percent (33%) of the amount of the Excess Administrative and Exit Costs, and (z) $375,000 and such amount shall instead be paid to Sellers to pay the Excess Administrative and Exit Costs;

(C)                                subject to Section 2.1(f)(ii)(A) and (B), the Stock Consideration to be received by J. W. Childs shall be reduced, on a dollar for dollar basis, at the rate of 1% for each $1 million of Excess Administrative and Exit Costs;

(D)                               the amount payable in cash by Buyer pursuant to Section 2.1(a)(iii) or 2.1(c)(iii) to pay the Excess Administrative and Exit Costs, as applicable, will be increased by the amount of the Excess Administrative and Exit Costs borne by J. W. Childs pursuant to Section 2.1(f)(ii)(C) up to a maximum of $11.5 million in a Non-Auction Plan Sale and $10.0 million in an Auction Sale.

For example, if in the Non-Auction Plan Sale transaction, the Net Administrative and Exit Costs are equal to $24,750,000, (w) the consideration payable to the General Unsecured Creditors pursuant to Section 2.1(a)(ii) would be reduced by $375,000 and such amount would instead be payable to Sellers, (x) the consideration payable to the Pre-Petition Lenders pursuant to Section 2.1(a)(ii) would be reduced by $375,000 and such amount would instead be payable to Sellers, (y) J. W. Childs would receive 10.5% of Buyer Equity Securities as opposed to 11.5% pursuant to Section 2.1(b), and (z) Buyer would pay $78.9 million as opposed to $77.9 million in cash to Sellers pursuant to Section 2.1(a).

This Section 2.1(f)(ii) shall not apply to the extent that the Excess Administrative and Exit Costs are in excess of $12.25 million in a Non-Auction Plan Sale and $10.75 million in an Auction Sale.

(iii)                               In the event that Excess Administrative and Exit Costs are incurred after J. W. Childs has received the Stock Consideration, J. W. Childs agrees to return the amount of Stock Consideration as calculated in accordance with Section 2.1(f)(ii)(C) to Buyer and, upon receipt of such returned Stock Consideration, Buyer shall pay the additional Cash Consideration to Sellers, in each case promptly after the amount of such Excess Administrative and Exit Costs is determined.

(iv)                              In the event that the Net Administrative and Exit Costs are greater than $35.25 million in the Non-Auction Plan Sale or $33.750 million in the

Auction Sale (the amount by which the Net Administrative and Exit Costs exceed such amounts, being the “Extra Exit Costs”), the consideration paid to the General Unsecured Creditors pursuant to Sections 2.1(a)(ii) or 2.1(c)(ii), as applicable, shall be reduced by the amount of the Extra Exit Costs up to a maximum of $1.5 million and such amount shall instead be paid to Sellers to pay the amount of such Extra Exit Costs.

(g)           In the event of any dispute relating to or arising from the calculation of (i) the Administrative and Exit Costs and/or (ii) the Net Administrative and Exit Costs, the matter shall be referred to the Bankruptcy Court for a final determination.  The parties hereto agree and acknowledge that any such dispute shall not delay or affect the Closing.

(h)           For the avoidance of doubt, Buyer shall have no obligation to the Sellers under this Section 2.1, including any obligation with respect to the funding of any plan of reorganization, other than to provide the consideration as set forth herein.

Section 2.2.  Assumed Liabilities; Excluded Liabilities.

(a)           Effective as of the close of business on the Closing Date, Buyer shall assume the following liabilities and obligations of Sellers existing as of such time and arising from the operation of the Business prior to or on the Closing Date (“Assumed Liabilities”):

(i)                                     All ordinary course post-petition current liabilities for trade, employee, insurance, sales tax, gift certificates, real and personal property taxes and accrued ordinary course post-petition current liabilities for general business expenses of the type normally included in the line items titled “Accruals - Auto Reverse”, “Accrued Utilities”, “Legal Accrued Expenses”, “Accounting and Audit Accrued Expenses”, “Relocation Accrued Expenses”, “MIT Accrued Expenses”, “Recruiting Accrued Expenses”, “Business Tax Payable”, “Percentage Rent Payable”, “Gift Certificates Payable”, and “Income Taxes Payable - State” on Sellers’ general ledger, including written but unpaid checks therefor, in each case in the amount set forth on Schedule 1.2 hereto (which Schedule 1.2 will be updated by Sellers as of the Closing) (provided that each time the Sellers issue a check, the amount of the check is deposited into the applicable Restricted Account), provided, that such assumed liabilities and accruals shall not include any amounts for legal, accounting, financial advisory or other expenses of Sellers in connection with the Chapter 11 Cases;

(ii)                                  All liabilities, responsibilities and obligations under Assigned Contracts (including any obligations to post letters of credit in lieu of security deposits) and Sellers’ insurance policies, but excluding any obligation to return any funds to Kemper Insurance Companies;

(iii)                               All Severance Obligations and other liabilities to be assumed by Buyer pursuant to Section 7.3;

(iv)                              All Taxes arising from and after the Closing Date and otherwise assumed by Buyer pursuant to Section 2.3 hereof;

(v)                                 All liabilities, responsibilities, obligations, costs and expenses with respect to claims arising in any way with respect to or as a result of the operation of the Business or the ownership of the Assets on or after the Closing Date, including, without limitation, any claim, action, suit, litigation, arbitration or other proceeding or governmental investigation arising out of or attributable to the operation of the Business or the ownership of the Assets on or after the Closing Date; and

(vi)                              All liabilities, responsibilities and obligations under the GECC Mortgage.

For the avoidance of doubt, none of the liabilities or obligations of Parent are being assumed by Buyer or Sellers or being paid in any manner whatsoever hereunder.

(b)           If any asset is by its terms or by applicable Law non-assignable or non-transferable, Sellers shall use their commercially reasonable efforts to obtain, or cause to be obtained, on or prior to the Closing, any approvals or consents necessary to convey to Buyer the benefits thereof.  Buyer shall cooperate with Sellers in such manner as may be reasonably requested in connection therewith.  In the event any consent or approval to an assignment contemplated hereby is not obtained on or prior to the Closing Date, such asset will not be an “Asset” for purposes of this Agreement until such consent is obtained, and Sellers shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date, and Sellers agree to enter into any appropriate and economically feasible arrangement to provide that Buyer shall receive Sellers’ interest in the benefits under any such Asset, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.  This Section 2.2(b) does not apply to Liquor Licenses which are non-assignable or non-transferable, which are the subject of Section 3.4.

(c)           If any liabilities of the type described in Section 2.2(a) above cannot be assumed and discharged by Buyer as a result of any legal or practical impediment (e.g., Buyer cannot assume and properly pay Sellers’ final payroll in accordance with applicable legal requirements or Sellers’ outstanding checks), Buyer shall promptly pay the amount of such liability to Sellers and Sellers shall retain and satisfy such non-transferable liabilities.  Payment made by Buyer pursuant to this Section 2.2(c) shall be made by wire transfer of immediately available funds to an account designated in writing by Sellers.

(d)           Except for the Assumed Liabilities, Buyer shall not be subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Sellers, including without limitation, the following (collectively, the “Excluded Liabilities”):

(i)                                     Except as provided in Section 2.2(a)(i), any liability, obligation or related expense arising out of, pursuant to or in connection with any claim, action, suit, litigation, arbitration or other proceeding or governmental investigation involving Sellers or any directors, officers, employees, agents or representatives thereof, or any services provided on or prior to the Closing, regardless of whether any such claim, action, suit, litigation, arbitration, proceeding or investigation is made, brought or commenced prior to or after the Closing;

(ii)                                  Any obligation or liability of Sellers for Taxes, except to the extent set forth in Sections 2.2(a)(i) and (iv);

(iii)                               Any legal, accounting, financial advisor or other expenses of Sellers in connection with the Chapter 11 Cases, including the negotiation and consummation of the transactions contemplated hereunder;

(iv)                              Any obligations with respect to the Company Letters of Credit which are replaced pursuant to Section 2.7;

(v)                                 Any obligation or liability of Sellers to their respective shareholders or Affiliates, including, without limitation, any liability or obligation to Parent or J.W. Childs;

(vi)                              Any obligation or liability arising from or related to the KERP other than pursuant to the Severance Obligations;

(vii)                           Except for the GECC Mortgage, any pre-petition liabilities;

(viii)                        Any Non-Assumed Contracts; and

(ix)                                Any obligation to return any funds to Kemper Insurance Companies.

Section 2.3.  Allocation of Transfer Taxes; Fees.  To the extent the transactions contemplated by this Agreement are not exempt under Section 1146(c) of the Bankruptcy Code, Buyer, on the one hand, and Sellers, on the other hand, shall each pay fifty (50) percent of all sales and transfer taxes and all filing fees and documentary fees or taxes related to the recording of all deeds and lease assignments, payable in connection with the purchase, sale or transfer of the Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement.  In addition, Buyer and Sellers shall each pay fifty (50) percent of all filing fees in connection with any filing by the parties required for the transactions contemplated by this Agreement under the HSR Act.  Buyer and Sellers shall use commercially reasonable efforts to minimize the amount of all the foregoing taxes and shall cooperate in providing each other with any appropriate resale exemption certifications, tax clearance certificates and other similar documentation.  The party that is required by applicable Law to make the filings, reports, or returns and to handle any audits or controversies with respect to any of the foregoing taxes shall do so, and the other party shall cooperate (and make reimbursement) with respect thereto as necessary.

Section 2.4.  Tax Treatment; Allocation of Purchase Price.  Buyer, Parent and Sellers acknowledge that Buyer may elect to cause the transactions described herein to qualify as a reorganization under Section 368(a)(1)(G) of the Code, and Parent and Sellers will reasonably cooperate with Buyer to effect the desired tax treatment.  If Buyer elects not to cause the transactions to qualify as a reorganization, but instead as a sale of assets, Buyer and Sellers agree to prepare an allocation of the Purchase Price, applicable Assumed Liabilities and other relevant items among the Assets in accordance with Section 1060 of the Code and the regulations thereunder, any comparable provisions of state or local Law, as appropriate and as set forth on Schedule 2.4 hereof (such Schedule 2.4 to be determined jointly and in good faith by Buyer and Sellers prior to Closing); provided, however, that if Buyer and Sellers are unable to jointly determine an allocation, the allocation will be referred to the Bankruptcy Court for a final determination.  Buyer and Sellers each agree to provide the other promptly with any other information required to complete Schedule 2.4.  Such allocation shall be binding on Buyer and Sellers for all purposes including, without limitation, the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it or they will file a statement (on IRS Form 8594 or other applicable form) setting forth such allocation with its or their federal and applicable state income tax returns and shall also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Code and similar applicable state Laws and regulations.  No party shall take a position inconsistent with the allocations set forth on Schedule 2.4 unless required to do so pursuant to a “determination,” as defined in section 1313(a) of the Code.

Section 2.5.  Cure Costs.  To the extent that any Assumed Contracts are subject to a cure (pursuant to Section 365 of the Bankruptcy Code and described in any Order of the Bankruptcy Court relating to such cure liability), Sellers shall be responsible for any such cure  (in the aggregate, the “Cure Costs”), and Sellers agree to pay such Cure Costs at the Closing.

Section 2.6.  Deposit.

(a)           In the event of a Non-Auction Plan Sale, upon (i) the execution of this Agreement, (ii) execution of an agreement among the Company, the Prepetition Lenders, the Committee (subject to the Committee’s fiduciary duties) and J.W. Childs to support, and use commercially reasonable efforts to pursue, confirmation of a plan of reorganization incorporating the terms of this Agreement applicable to the Non-Auction Plan Sale, and (iii) the filing of such plan of reorganization and the accompanying disclosure statement consistent with the terms of this Agreement and reasonably acceptable to Buyer, Buyer shall make an earnest money deposit (the “First Deposit”) in the amount of Five Hundred Thousand Dollars ($500,000) into a segregated account designated by Sellers (the “Segregated Account”), which account and the contents thereof, including interest earned, shall not constitute property of Sellers’ bankruptcy estates under Section 541 of the Bankruptcy Code.  Buyer will deposit an additional five hundred thousand dollars ($500,000) (the “Second Deposit” and together with the First Deposit, the “Deposit”) into the Segregated Account upon entry of an order of the Bankruptcy Court approving the disclosure statement relating to such plan and the delivery of binding agreements to vote in favor of and otherwise to support such plan signed by J.W. Childs, the Prepetition Lenders, and the majority of the members of the Committee having voted in favor of the plan of reorganization.

(b)           In the event of an Auction Sale pursuant to the terms hereof, if Buyer is approved by the Bankruptcy Court as the initial bidder in connection with such Auction Sale, or in the event that the approved bid procedures allow for such designation absent specific Bankruptcy Court approval and Buyer is so designated, Buyer shall make the First Deposit into the Segregated Account.  Buyer shall make the Second Deposit into the Segregated Account following (i) the delivery of a binding agreement to pursue and support confirmation of a plan of reorganization or approval of the Sale Motion consistent with the terms hereof, as applicable, signed by Sellers, J.W. Childs, the Prepetition Lenders, and the Committee (subject to the Committee’s fiduciary obligations), (ii) the filing of such plan of reorganization or Sale Motion and (iii) in the event of a sale pursuant to a plan of reorganization, the majority of the members of the Committee having voted in favor of such plan of reorganization.

(c)           In the event of either a Non-Auction Plan Sale or an Auction Sale, the Deposit shall be applied to the Cash Consideration payable by Buyer on the Closing Date.  If this Agreement shall be terminated by any party hereto pursuant to either Section 10.9(a)(i), (ii), (iii), (v) or (vi) hereof, then Sellers shall return the Deposit to Buyer.  If the Closing shall not have occurred on or before the Drop-Dead Date, by reason of the failure of any condition precedent under Section 8.2 hereof resulting primarily from Buyer materially breaching any representation, warranty or covenant contained in this Agreement or if this Agreement shall be terminated by Sellers pursuant to Section 10.9(a)(iv), then Sellers shall retain the Deposit.  Such retained Deposit shall be deemed to be liquidated damages, and shall be the exclusive remedy of Sellers against Buyer and Real Mex hereunder.

Section 2.7.  Replacement of Letters of Credit.  Buyer acknowledges and agrees that on or prior to the Closing that it shall replace all Company Letters of Credit with replacement letters of credit of Buyer’s financial institutions and, if required by the beneficiaries of such Company Letters of Credit, bonds, indemnity agreements, cash collateral and similar items (collectively, the “Replacement Letters of Credit”), which, in each case, shall be acceptable to the beneficiaries of such Company Letters of Credit and be effective to cause the release of Sellers and their financial institutions from any and all liabilities related to such Company Letters of Credit.

ARTICLE III

CLOSING

Section 3.1.  Date, Time and Place of Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP in New York, New York, commencing at 9:00 a.m. local time on the date as soon as practicable following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) as Buyer and Sellers shall mutually determine (the “Closing Date”) in order that on the Closing Date the cash in the Restricted Accounts together with vendor deposits and bond collateral approximates $4.7 million; provided, that if the Confirmation Order has not been entered on or before December 21, 2004, then, subject to the terms and conditions hereof, the Closing shall at Buyer’s request be held as early as possible during the week of January 17, 2005.  The effective time of the consummation of the transactions contemplated by this Agreement shall be 12:01 A.M. on the Closing Date.

Section 3.2.  Deliveries by Sellers at Closing.  At the Closing, and as provided by the Approval Order, Sellers shall convey, transfer, assign, and deliver all of their right, title and interest in and to, and possession of, the Assets to Buyer, and shall also deliver to Buyer the following:

(a)           A general bill of sale and assignment, in a form reasonably satisfactory to Buyer (“Bill of Sale”), with respect to the Assets;

(b)           An assumption agreement, in a form reasonably satisfactory to Buyer (the “Assumption Agreement”), executed by the appropriate Sellers, pursuant to which Buyer shall be assigned and shall assume the Assigned Contracts and the Assumed Liabilities from Sellers;

(c)           limited warranty deeds for transfer of all of the Owned Real Property in recordable form, each in a form reasonably satisfactory to Buyer conveying insurable fee simple title to all of the Owned Real Estate free and clear of all Liens except Permitted Encumbrances;

(d)           A FIRPTA affidavit in a form reasonably satisfactory to Buyer;

(e)           An assignment and assumption agreement, in a form reasonably satisfactory to Buyer, executed by Sellers, pursuant to which Buyer shall be assigned and shall assume all of the Liquor Licenses; and

(f)            Wire transfer instructions regarding delivery of the Cash Consideration.

Section 3.3.  Deliveries by Buyer at Closing.  Buyer or, in the case of the deliveries pursuant to Section 3.3(b) and (c), Real Mex, shall deliver to Sellers or J.W. Childs, as applicable, at Closing:

(a)           The Cash Consideration (including the Deposit which shall be applied to the Cash Consideration as provided in Section 2.6), by wire transfer of immediately available funds of the Cash Consideration to such account or accounts specified pursuant to Sections 2.1(a)(i)-(iii) or 2.1(c)(i)-(iii) above, as applicable;

(b)           The Real Mex Equity Securities;

(c)           The Stockholders Agreement;

(d)           A duly executed Assumption Agreement;

(e)           Certified copies of the Certificate of Incorporation and Bylaws of Real Mex and Buyer, each as in effect as of the Closing Date;

(f)            Certified copies of duly adopted resolutions of Real Mex’s and Buyer’s Board of Directors authorizing, approving, and consenting to the execution and delivery of this Agreement, to the consummation of the transactions contemplated herein, and to the performance of the agreements set forth herein; and

(g)           Certificates of good standing for Real Mex and Buyer dated within a reasonably current time period prior to the Closing Date from their respective states of incorporation.

Section 3.4.  Liquor Licenses.  With respect to any Liquor Licenses held by any of Sellers, liquor assets or liquor or other alcoholic beverage inventory conveyed hereunder, Buyer and Sellers shall comply with all applicable Laws.  As soon as practicable (but in no event later than eighteen (18) days) after Buyer’s receipt of an Order from the Bankruptcy Court approving Section 10.4 of this Agreement, Buyer agrees to complete and file the liquor license transfer applications with the applicable Governmental Entity.  The parties hereto shall cooperate in executing and delivering any documentation necessary to effect the liquor license transfer applications.  The parties hereto acknowledge and agree that the Liquor Licenses for each Restaurant shall be transferred upon the approval of the applicable Governmental Entity (but no earlier than as of the Closing Date).  If, as of the Closing Date, Buyer has not been able to obtain a liquor license from the applicable Governmental Entity with respect to a Restaurant, subject to the terms and conditions of this Agreement, the Closing shall occur with respect to such Restaurant and there shall be no adjustment to the Purchase Price, and, to the extent permitted by applicable Law, the parties shall enter into a mutually acceptable liquor license management agreement or such other mutually acceptable agreement for such Restaurant such that Buyer can legally sell alcoholic beverages at such Restaurant and participate in the profits generated from such sales from and after the Closing Date pursuant to such management agreement or such other arrangement (a “Replacement Liquor License”).  Any such Replacement Liquor License shall be for an initial period of three (3) months with one ninety (90) day extension so long as Buyer is diligently attempting to obtain such liquor license as reasonably determined by Sellers.  If the applicable Governmental Entity fails to approve the transfer of any Liquor Licenses before the expiration of such period of time, then, except as otherwise agreed to by the parties hereto in writing, the failure shall not (i) constitute a default by Sellers of this Agreement, (ii) affect or impair the terms or conditions of this Agreement, or (iii) provide Buyer with any rights or remedies to rescind, cancel or modify this Agreement or the transactions contemplated hereby.

Section 3.5.  Deemed Consents and Cures.  For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required consents, as applicable, in respect of the assignment of any Assumed Contract and all defaults thereunder shall be deemed to have been cured if, and to the extent that, pursuant to the Approval Order, Sellers are authorized to assume and assign any such Assumed Contract to Buyer pursuant to Section 365 of the Bankruptcy Code, and Sellers have paid all Cure Costs and have otherwise taken all actions required to cure such defaults related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter this Agreement and to consummate the transactions contemplated hereby, Sellers jointly and severally represent and warrant to Buyer as follows:

Section 4.1.  Organization and Power.  Each Seller (i) is duly organized and validly existing under the Laws of its respective state of incorporation; (ii) has the requisite power and authority to conduct its Business as currently conducted; and (iii) has the requisite power and authority to own, lease, operate or hold the Assets owned, leased, operated or held by it.

Section 4.2.  Authority.  Each Seller has all corporate power and authority necessary to execute this Agreement and any ancillary agreements hereto to which it is or will be a party (the “Ancillary Agreements”) and, subject to the approval of the Bankruptcy Court, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers have been duly authorized by all necessary corporate actions, and the execution and performance of the Ancillary Agreements by Sellers will be authorized by all necessary corporate actions prior to the Closing Date.  Subject to Bankruptcy Court approval and entry of the Approval Order, this Agreement constitutes, and upon execution of each of the Ancillary Agreements such agreements will constitute, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement is binding upon Sellers unless and until this Agreement is approved by the Bankruptcy Court.

Section 4.3.  No Breach or Conflict.  Except as set forth on Schedule 4.3, neither the execution, delivery nor performance of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) cause any Seller to breach in any material respect any material Law or Order that is applicable to the Business, (b) conflict with or result in a violation of Sellers’ Certificate of Incorporation or Bylaws, (c) subject to the Approval Order, materially conflict with or result in a material breach of or material default under any material Assigned Contract or give rise to the termination of or acceleration of payment under any material Assigned Contract, or (d) result in the creation of any material Lien (other than a Permitted Encumbrance or any Lien incurred by Buyer as a result of the transactions contemplated hereby).

Section 4.4.  The Assets.

(a)           Attached hereto as Schedule 4.4(a) is a complete and accurate list of the Owned Real Property;

(b)           Attached hereto as Schedule 4.4(b) is a complete and accurate list of the Leased Real Property, the Real Property Leases and the Subleases;

(c)           Attached hereto as Schedule 4.4(c) is a complete and accurate list of the Equipment Leases, identified by parcel of Owned Real Property or Leased Real Property where the leased equipment is located;

(d)           Attached hereto as Schedule 4.4(d) is a complete and accurate list of all other contracts, agreements, commitments or other understandings or arrangements to which any Seller is a party that relate to the Business or by which any of the Assets are bound or affected (other than (i) the Equipment Leases, (ii) the Development Agreements and Franchise Agreements, (iii) the Minor Contracts, (iv) the Real Property Leases, and (v) the contracts, agreements or commitments identified on Schedule 5.6 as Rejected Contracts).  The contracts listed on Schedules 4.4(b), 4.4(c) and 4.4(d) hereto are the “Material Contracts”.

Section 4.5.  Financial Information.

(a)           Sellers have previously furnished to Buyer copies of the audited consolidated financial statements of Parent and its subsidiaries (including Sellers) for the fiscal year ended December 30, 2003, (the “Seller Audited Financial Statements”) together with the reports thereon of KPMG LLP, independent certified public accountants.  These financial statements, including in each case the notes thereto, have been prepared in accordance with GAAP throughout the periods covered thereby and fairly present the consolidated financial condition and results of operations of Parent and its subsidiaries (including Sellers) on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby.

(b)           The unaudited pro forma statements of income for the Business of Sellers for the fiscal years ended December 26, 2000, December 25, 2001, December 31, 2002, December 30, 2003 and for the 52 week period ended September 7, 2004 (the “Seller Pro Forma Income Statements” and, together with the Audited Financial Statements, the “Seller Financial Statements”) are set forth on Schedule 4.5(b) and were prepared in accordance with the Parent’s and its subsidiaries (including Sellers) historical practices.  These Pro Forma Income Statements fairly present in all material respects the operating results of the Business for the periods presented and the adjustments to the financial statements presented therein are reasonable.

(c)           The books and records of Parent and Sellers relating to the Business have been maintained in accordance with applicable Laws, are complete and correct in all material respects, and fairly and in reasonable detail reflect as of the dates shown thereon all items of income and expense, and all assets, liabilities and accruals of the Parent and Sellers in accordance with GAAP, and provide a fair and accurate basis for the preparation of Seller Financial Statements.

Section 4.6.  Condition of Assets.  The Equipment, considered as a whole and not on an item by item basis, is in working condition, commensurate with its age, taking into account reasonable wear and tear.

Section 4.7.  Tangible Assets; Ownership of Assets.

(a)           Notwithstanding anything in this Agreement to the contrary, all tangible Assets used in the operation of the Business, whether owned or leased, are being transferred to Buyer “as is”, “where is” and “with all faults”.

(b)           Except as set forth on Schedule 4.7(b) hereto, Sellers collectively have good title to, or valid leasehold interest in, the tangible Assets.

(c)           The Assets and the Excluded Assets together constitute all of the assets used in the conduct of the Business as conducted on the date hereof.

(d)           The Parent holds no assets other than the capital stock of the Company.

Section 4.8.  Real Property.

(a)           Except as set forth on Schedule 4.8(a) hereto, Sellers collectively have good and marketable title to all of the Owned Real Property free and clear of all restrictions, pledges, liens, mortgages, hypothecations, collateral assignments, encumbrances or easements, other than Permitted Encumbrances.  Sellers’ sole parcel of Owned Real Property is used as a parking lot.

(b)           Subject to the Chapter 11 Cases, each Real Property Lease is in full force and effect; and each constitutes the legal, valid, binding and enforceable obligation of Sellers, and to Sellers’ knowledge, the lessor thereof.  Except as set forth on Schedule 4.8(b) hereto and the Cure Costs, Sellers are current in all material obligations under each Real Property Lease.  Except as may otherwise be set forth in any Bankruptcy Court Order, the consummation of the transactions contemplated by this Agreement will not (and to Sellers’ knowledge, will not give any person a right to) terminate or modify any rights of, or accelerate or, except as set forth on Schedule 4.8(b), increase any obligation of Sellers under any Real Property Lease.  Except as set forth on Schedule 4.8(b) hereto and except for the Warehouse and the Corporate Office, each Seller (as applicable) has the right to use each of the Leased Real Properties as a Restaurant.

(c)           Except as set forth on Schedule 4.8(c) hereto, no proceedings are pending, or to Sellers’ knowledge, threatened, which would reasonably be expected to cause any material change, redesignation, redefinition or other modification of the zoning or use classification of, or any building or environmental code requirement applicable to, any Real Property.

Section 4.9.  Litigation; Compliance With Law.  Except (a) as set forth on Schedule 4.9, and (b) relating to the Chapter 11 Cases, there are no claims, litigation, actions or legal proceedings by or before a Governmental Entity or, to Sellers’ knowledge, threatened against Sellers which, if determined adversely against Sellers, would individually or in the aggregate, (i) materially affect any Seller’s ability to perform its obligations hereunder, (ii) materially affect any Seller’s rights granted under the Material Contracts, or (iii) have a Material Adverse Effect on the Business, the Assets and the Restaurants.  Except as set forth on Schedule 4.9 hereto, each Seller has complied in all material respects with all material Laws (other than Environmental Laws, as to which Sellers make representations and warranties in Section 4.14).

Section 4.10.  Taxes.  All material ad valorem and other property Taxes relating to the Assets have been fully paid to the extent due for all prior tax years and there are no material delinquent property Tax Liens or assessments other than Liens or assessments listed on Schedule 4.10 hereto that are for Taxes being contested in good faith for which appropriate reserves have been set aside, as reflected in Seller Financial Statements, or Sellers’ general ledger.  There are no other Liens on any of the assets that arose in connection with any failure (or alleged failure) to pay any Tax.  Except as set forth on Schedule 4.10 hereto, each Seller has filed (or shall file when due if not yet due) all material federal, state, local and other Tax returns and reports of whatever kind pertaining to the Business and required to be filed by Sellers for all periods up to and including the Closing Date, and all such returns are (or shall be when filed) correct and complete in all material respects.  Except as set forth on Schedule 4.10 hereto, Sellers have paid (or shall pay) all material Taxes, which are due and payable prior to the Closing Date (other than Taxes being contested in good faith for which appropriate reserves have been set aside, as reflected on Sellers’ Financial Statements, or Sellers’ general ledger in the amount set forth on Schedule 1.2 hereto (which Schedule 1.2 will be updated by Sellers as of the Closing), or for which assessments relating to any period prior to the Closing Date have been received.  Except as set forth on Schedule 4.10 hereto, to Sellers’ knowledge, there are no audits currently pending with respect to any federal or state Tax returns of any Seller and no Seller has received written notice of any claims by any governmental entity or taxing authority with respect to the non-payment or underpayment of Taxes or non-filing or incorrect filing of tax returns or reports.  No Seller has entered into any agreements regarding Taxes with any Governmental Entity that have continuing effect, or is subject to any ruling or other “determination” (as defined in section 1313(a) of the Code) that has continuing effect.

Section 4.11.  Contracts.  Except as set forth in Schedule 4.11, (i) each Material Contract is valid, binding upon Sellers and in full force and effect, and (ii) except for any breach or default in connection with or as a result of the Chapter 11 Cases, to Sellers’ knowledge, no party to any Material Contract is in material breach thereof or material default thereunder.  As of the date hereof, no Sellers have received any written notice of the intention of any party to terminate any Material Contract.  There are no material oral contracts relating to the Assets or the Business to which any Seller is a party and as to which Buyer would be obligated after the Closing.

Section 4.12.  Employment Matters.

(a)           No employees of Sellers are on strike, nor to Sellers’ knowledge, are such employees threatening to strike.  Sellers have no knowledge that any labor union has recently attempted, or is presently attempting, to organize Sellers’ employees into a collective bargaining unit, and no group of Sellers’ employees is presently organized into a collective bargaining unit. Sellers are not a party to any collective bargaining agreement or a member of any multi-employer bargaining group.  Sellers are not engaged in any arbitration pursuant to a labor agreement or in any Proceeding of any type before the National Labor Relations Board (the “NLRB”).  To Sellers knowledge, there is no threat of such arbitration or proceeding before the NLRB and, to Sellers’ knowledge, no award or decision adverse to Sellers has been issued by an arbitrator or the NLRB.  Sellers are not a member of any pension, insurance or other employee benefit plan that is subject to regulation under the Taft-Hartley Act.

(b)           Except as set forth on Schedule 4.12(b) hereto, Sellers have operated all Restaurants and the Business in material compliance with all material local, state and federal Laws and regulations related to employment matters including, but not limited to, payment of wages and benefits, employee discrimination and the Americans with Disabilities Act.

(c)           Schedule 4.12(c) contains a list of all employee benefit plans (as such term is defined in Section 3(3) of ERISA), and any other compensation or benefit plan, arrangement, program or practice of Sellers providing benefits or compensation to current or former employees, consultants, independent contractors or contingent or leased workers (collectively, “Employee Benefit Arrangements”).  Sellers have established and operated all Employee Benefit Arrangements in compliance in all material respects with all material applicable Laws and the terms of each Employee Benefit Arrangement.  Sellers do not maintain and, in any period with respect to which any relevant statute of limitations remains open, have not maintained, or incurred any liability, including without limitation, any contingent liability, with respect to, an Employee Benefit Arrangement that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer pension plan” as defined in Section 3(37) of ERISA, or that provides medical or health benefits beyond the date of any current or former employee’s, consultant’s, independent contractor’s or contingent or leased worker’s termination of service, except as required by the continuation coverage provisions of Section 4980B of the Code or Sections 601 et. seq. of ERISA..

Section 4.13.  Licenses and Permits.

(a)           Set forth on Schedule 4.13(a) hereto is a complete and accurate list of each business license, health permit and occupancy permit held by each Seller and related to the Business (the “Licenses”), which are the material governmental permits and licenses (other than the Liquor Licenses) necessary to operate the Restaurants.  Except as set forth on Schedule 4.13(a) hereto, all such Licenses are current and in full force and effect and Sellers are in material compliance with all requirements and limitations set forth in such Licenses.

(b)           Schedule 4.13(b) contains a list of each Restaurant owned by Sellers showing the state, county, city, or other jurisdiction in which such Restaurant is located and a list of all liquor licenses held by Sellers in connection with the operation of each such Restaurant (the “Liquor Licenses”).  To the extent required by applicable Law or regulation, each Restaurant possesses a Liquor License.  Each of the Liquor Licenses is in full force and effect and adequate for the current conduct of operations at the Restaurant for which it is issued, and, subject to the matters disclosed in the following sentence, has been validly issued.  Except as set forth in Schedule 4.13(b), none of the Restaurants has received any written notice of any pending or threatened modification, suspension or cancellation of a Liquor License, or any proceeding relating thereto.  Except as disclosed in Schedule 4.13(b), there are no (i) pending disciplinary actions or (ii) past disciplinary actions that could have any material adverse impact on current operations or the nature or level of discipline imposed on account of future violations of the Laws related to sales and service of alcoholic beverages.

Section 4.14.  Environmental Matters.  Except as set forth on Schedule 4.14(a) hereto, to Sellers’ knowledge Sellers have not disposed of, released or caused the release of any Hazardous Materials under or at the Real Property, which disposal or release would constitute a violation of, or require notification to any governmental agency pursuant to, any Environmental Law, except for such as would not have a Material Adverse Effect on the business operated at the Real Property.  Except as set forth on Schedule 4.14(a) hereto, to Sellers’ knowledge, there are no underground storage tanks for Hazardous Materials located on the Real Property.  Except as set forth on Schedule 4.14(b) hereto, to Sellers’ knowledge, each Seller has at all times operated the Real Property in material compliance with Environmental Laws.  To Sellers’ knowledge, none of Sellers has received any written communication from any third party that alleges that any Seller is not in compliance with any applicable Environmental Law.  To Sellers’ knowledge, except as set forth on Schedule 4.14(c) hereto, Sellers have not prepared or caused the preparation of any environmental reports, audits, investigations or assessments of the Real Property (collectively, “Environmental Reports”).

Section 4.15.  Intellectual Property.

(a)           Schedule 4.15(a) hereto sets forth a list of all (i) patented or registered Intellectual Property, (ii) pending patent applications and applications for registration of other Intellectual Property; (iii) material unregistered trademarks, service marks, trade dress or other indicators of origin used in the Business; and (iv) all material unregistered copyrights used in the Business in each case whether owned by any Seller or licensed for use in connection with the Concepts or the Business, and setting forth as to each, as applicable, the owner of such item, the date of application, registration or issuance of such item, and the jurisdiction in which such item is registered or issued or the subject of an application for registration or issuance.

(b)           Except as set forth on Schedule 4.15(b) hereto, Sellers collectively own, or have the right to use pursuant to license, sublicense, agreement, or permission, all material Intellectual Property necessary for the operation of the assets and the Business as currently conducted.  Sellers have taken all commercially reasonable action to protect, defend and enforce each item of material Intellectual Property that they own or use.

(c)           Except as set forth on Schedule 4.15(c) hereto, to Sellers’ knowledge, the Intellectual Property has not infringed, and does not infringe, upon any intellectual property rights of third parties, and no Seller has in the last three (3) years received any written charge, complaint, claim, or notice alleging any such infringement.  Except as set forth on Schedule 4.15(c) hereto, to Sellers’ knowledge, no third party has infringed upon any material Intellectual Property of Sellers.

(d)           Except as set forth on Schedule 4.15(d) hereto, with respect to each item of material Intellectual Property that Sellers own: the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to Sellers’ knowledge, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item.

(e)           Except as set forth on Schedule 4.15(e) hereto, Sellers are not in default in any material respect under any material written license, sublicense or agreement to use Intellectual Property and, to Sellers’ knowledge, no other party to any such license, sublicense, agreement or permission is in default thereunder in any material respect.  To Sellers’ knowledge, each such license, sublicense or agreement is valid and in full force and effect.

(f)            Except as set forth on Schedule 4.15(f) hereto, the information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the Business, including all computer hardware, software, firmware, process automation and telecommunications systems used in the Business, perform reliably and in material conformance with the appropriate specifications or documentation for such systems, except as would not have a Material Adverse Effect on the Business.  Sellers have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the Business, including the provision of hot fail-over server capacity for data related to payroll and general ledger accounts in the event of a systems failure or disaster.

Section 4.16.  Franchising.

(a)           Sellers purchased, developed and have used the trademarks, tradenames, trade dress, menus, signage, decor, operating processes and procedures, food preparation and ingredients lists and all other unique Intellectual Property, know how and manner and method of operation related to the “Chevys Fresh Mex” restaurant concept, the “Fuzio Universal Pasta” restaurant concept, the “Chevys Express Mex” restaurant concept (each a “Concept” and collectively, the “Concepts”) and, except as set forth on Schedule 4.16(a) hereto, have created and operated a franchise system for each of the Concepts (each a “System” and collectively, the “Systems”) consisting of development agreements, franchise agreements and the other agreements and business relationships related thereto.

(b)           Schedule 4.16(b) hereto is a complete and accurate list of each franchisee of the Systems (the “Franchisees”), showing the date of each franchise agreement (the “Franchise Agreements”) and the street address of the restaurant (the “Franchise Restaurant”) to which each such agreement relates.

(c)           Schedule 4.16(c) hereto is a complete and accurate list of each Franchisee development agreement and amendments, if any, showing the territory to which each such agreement relates and the remaining Franchise Restaurant development schedule under each such agreement (the “Development Agreements”).

(d)           Except as set forth on Schedule 4.16(d), the Systems have been operated in all material respects with all material state and federal Laws related to the offer and sale of franchises, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice is pending.

(e)           Except as set forth on Schedule 4.16(e) hereto, there are no material disputes between any Seller and any Franchisee which are unresolved, and no Seller has received or delivered a written notice seeking to terminate or modify in any material respect any of its relationships with any Franchisees which is still pending.

(f)            Except as set forth on Schedule 4.16(f) hereto, to Sellers’ knowledge, each Franchise Agreement and Development Agreement is in full force and effect; and each constitutes the legal, valid, binding and enforceable obligation of Sellers, and to Sellers’ knowledge, the other parties thereto.

Section 4.17.  Insurance.  Schedule 4.17 contains a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen’s compensation, health and other forms of insurance held by the Parent or Sellers for the benefit of the Business (specifying the insurer, the insured amount of coverage, type of insurance, policy number, and any pending claims thereunder) providing coverage for any post-petition periods.  With respect to such policies, (i) all of such policies are in full force and effect, (ii) neither the Parent nor any Seller is in default in any material respect with respect to its obligations under any such policy, and (iii) neither Parent nor any Seller has received written notice that such policy shall be cancelled or not be renewed on substantially the same terms as are now in effect.

Section 4.18.  Broker or Finder.  Except as set forth on Schedule 4.18 hereto, no person or entity assisted in or brought about the negotiation of this Agreement, or the subject matter of the transactions contemplated herein, in the capacity of broker, agent or finder or in any similar capacity on behalf of Sellers or Parent.

Section 4.19.  Disclaimer of Other Representations and Warranties; Schedules.

(a)           NEITHER SELLERS, NOR PARENT NOR ANY EMPLOYEES, DIRECTORS, OFFICERS, SHAREHOLDERS OR REPRESENTATIVES OF SELLERS OR PARENT HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO SELLERS OR THEIR BUSINESS, OPERATIONS OR PROSPECTS OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT OR ANY SCHEDULE HERETO OR CERTIFICATE DELIVERED HEREUNDER. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, BUYER IS PURCHASING THE ASSETS ON AN “AS-IS, WHERE-IS” BASIS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE “ASSETS”, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER SELLERS NOR PARENT, NOR ANY SHAREHOLDERS, EMPLOYEES, DIRECTORS, OFFICERS OR REPRESENTATIVES OF SELLERS OR PARENT HAVE MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE PPM OR IN ANY PRESENTATION OF THE BUSINESS OF SELLERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN EXCEPT THAT SUCH REPRESENTATIONS OR WARRANTIES OR PRESENTATIONS, AS APPLICABLE, WERE PREPARED AND/OR PRESENTED IN GOOD FAITH, AND NO STATEMENT CONTAINED IN THE PPM OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE.  IT IS EXPRESSLY UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, PREDICTIONS OR FORWARD-LOOKING STATEMENTS CONTAINED IN ANY DATA, FINANCIAL INFORMATION, MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO THE PPM, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES OF SELLERS OR PARENT OR OF ANY SHAREHOLDER, EMPLOYEE, DIRECTOR, OFFICER OR REPRESENTATIVE OF SELLERS OR PARENT.

(b)           Any information disclosed in one section of the schedules shall be deemed to be disclosed in each other section of the schedules if the relevance of such information to such other section of the schedules is reasonably apparent.  Certain information set forth in the schedules hereto may be included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of such information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE V

COVENANTS OF SELLERS

Parent and Sellers covenant and agree as follows:

Section 5.1.  Conduct of Business Before the Closing Date.  Except as set forth on Schedule 5.1, without the prior written consent of Buyer between the date hereof and the Closing Date, Parent and Sellers shall not, except as required or expressly permitted pursuant to the terms hereof or of any Ancillary Agreement, (i) take any action to alter the operation of or make any payments out of the Professional Fees Account other than in the ordinary course consistent with past practice, (ii) accelerate the payment of any Administrative and Exit Costs in a manner that is inconsistent with past practice, (iii) take any action to alter the operation of the asset sales account or deposit proceeds of any assets sold after the date hereof in the asset sales account (it being understood that Sellers shall segregate the proceeds from asset sales after the date hereof in a separate account and such proceeds shall be Assets), (iv) take any action to alter the operation of the sales tax, payroll, and accounts payable restricted accounts (together, the “Restricted Accounts”) or to recover deposits from vendors or cash collateral posted against bonds, (v) make any material change in any of the Assets, the Material Contracts or the Liquor Licenses, or (vi) enter into any transaction outside the ordinary course of business consistent with past practice.  Without limiting the foregoing, Sellers shall conduct the Business in substantially the same manner as conducted on the date of this Agreement.

Section 5.2.  Access to Information.

(a)           Sellers shall afford Buyer, its counsel, financial advisors, auditors, lenders, lenders’ counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement, including, without limitation, in connection with obtaining the financing for the transactions contemplated hereby, and including access to information regarding the payment of any cure amounts under the Assumed Contracts, from the date hereof until the Closing and for a reasonable period after the Closing, during normal business hours, to the offices, properties, books, employees, advisors and records of Sellers with respect to the Assets, the Business, the Assigned Contracts and the Assumed Liabilities, subject to Buyer’s obligations regarding the confidentiality of such information as set forth in Section 7.2 hereof; provided, however, that such access shall be arranged in advance by Buyer with Sellers and shall be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Sellers.

(b)           From the date hereof until the Closing, Sellers will consult with Buyer and give Buyer’s views reasonable consideration regarding Sellers’ management of the Business and will cooperate, as appropriate and reasonable, with Buyer in preparing for an efficient integration of the Business with the operations of Real Mex.  Sellers will permit Buyer’s representatives to meet with Sellers’ employees to discuss Buyer’s future plans for the Business.

(c)           Sellers shall at Buyer’s request and expense request its accountants to perform such procedures on its financial statements as may be necessary in connection with Buyer’s financing for the transaction (i.e., a review report or a comfort letter).

(d)           From time to time as requested by Buyer, Sellers will provide Buyer with a current estimate of the projected Administrative and Exit Costs.

Section 5.3.  Further Assurances.  Subject to the terms and conditions of this Agreement, Sellers will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the other documents and instruments to be delivered pursuant hereto.

Section 5.4.  Intellectual Property Matters.  Prior to or in connection with the Closing, Sellers shall cause its Affiliates to execute and deliver such instruments and take such actions as necessary or reasonably requested by Buyer to effect or consummate the transfer of any Intellectual Property owned by such Affiliates which relate to the Concepts.

Section 5.5.  Cooperation.  Subject to the terms and conditions of this Agreement, Sellers shall use their commercially reasonable efforts to cause, to the extent within Sellers’ reasonable control, the conditions set forth in Section 8.2 to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby.  Sellers shall use commercially reasonable efforts to file the disclosure statement with respect to the plan of reorganization contemplated hereby by October 20, 2004, shall request a shortened notice for the disclosure statement hearing and shall otherwise use commercially reasonable efforts to ensure that the confirmation hearing with respect to such plan is held on or before December 21, 2004.

Section 5.6.  Assumed Contracts; Cure Amounts.

(a)           The contracts and leases identified to be assumed on Schedule 5.6 hereto as amended pursuant to the provisions of this Section 5.6 (which Schedule is based upon Exhibit C to the Debtors’ Joint Plan of Reorganization dated as of July 22, 2004), shall be assumed by Sellers and assigned to Buyer in conjunction with the plan of reorganization or Sale Motion, as applicable (collectively, the “Assumed Contracts”).  The contracts and leases identified to be rejected on Schedule 5.6 as amended pursuant to the provisions of this Section 5.6, shall be rejected by Sellers in conjunction with the plan of reorganization or Sale Motion, as applicable (the “Rejected Contracts”).

(b)           Buyer may, at any time until October 18, 2004, amend Schedule 5.6 to (i) designate one or more Rejected Contracts be added to the list of Assumed Contracts, in which case such additional contracts or leases shall be assumed and assigned to Buyer at the Closing, and (ii) designate that one or more Assumed Contracts shall be added to the list of Rejected Contracts, in which case such contracts or leases shall not be assumed and assigned to Buyer, shall not be part of the Assets and shall be treated as contracts and leases rejected pursuant to Section 365 of the Bankruptcy Code.

(c)           Any allowed unsecured claim (each an “Additional Claim”) arising as a result of Buyer’s decision to designate additional Rejected Contracts after the date hereof pursuant to this Section 5.6 that result in additional unsecured claims against Sellers shall be paid on account of its Additional Claim from the payment to be made to the General Unsecured Creditors under Section 2.1(a)(ii) or 2.1(c)(ii), as applicable, (the “General Unsecured Creditors’ Fund”), and any holder of such Additional Claim, shall be a General Unsecured Creditor to the extent of such Additional Claim.  In the event that there are Additional Claims that result in additional unsecured claims against Sellers, Buyer shall increase the amount payable pursuant to Section 2.1(a)(ii) or 2.1(c)(ii), as applicable, to enable each General Unsecured Creditor to receive the same percentage distribution (which for purposes hereof shall be deemed to be 40%) that it would have received had no Additional Claims arisen.

(d)           Buyer shall indemnify and hold Sellers harmless from any and all costs, expenses and damages (including, but not limited to, any working capital liabilities relating to a Leased Property that is designated as a Rejected Contract pursuant to this Section 5.6) to the extent they constitute allowed administrative expense claims not otherwise payable or assumed by Buyer hereunder (the “Additional Rejection Costs”) arising as a result of Buyer’s decision to designate additional Rejected Contracts after the date hereof pursuant to this Section 5.6 and the amount payable pursuant to Section 2.1(a)(iii) or 2.1(c)(iii), as applicable, shall be increased by such amounts less the amount by which the Cure Costs payable by Sellers are reduced, in each case as a result of Buyer’s decision to designate additional Rejected Contracts pursuant to this Section 5.6.  Sellers shall use commercially reasonable efforts to minimize the Additional Rejection Costs.

(e)           If Buyer designates additional Assumed Contracts pursuant to this Section 5.6, Buyer shall be responsible for any Cure Costs associated with such Assumed Contracts.

(f)            Pending Closing, Sellers shall not assume or reject any contracts in the Chapter 11 Cases without the prior written consent of Buyer.

(g)           If the Bankruptcy Court determines that adequate assurance of future performance under any Assumed Contact has not been established, such unexpired leases or contracts shall not be assigned and Buyer shall indemnify Sellers and the General Unsecured Creditors for any damages, costs or expenses arising in connection with the rejection damage claim that results from rejection of such leases and/or contracts, in accordance with the provisions of Section 5.6(c) and (d) above.

(h)           Sellers entered into or expect to enter into an agreement to sell the lease related to Sellers’ real property in Goleta, California.  Sellers will use commercially reasonable efforts to consummate such sale before Closing and an amount equal to the amount of the net proceeds of such sale (i.e., net of cure costs and other costs of sale) shall be transferred to Buyer.  Whether or not such sale is consummated before Closing, the Goleta lease will not be an Assumed Contract.

Section 5.7.  Bankruptcy Court Approval and Related Matters.

(a)           Sellers shall use commercially reasonable efforts to convince the Bankruptcy Court to permit the Non-Auction Plan Sale to proceed.  In the event that the Bankruptcy Court authorizes a Non-Auction Plan Sale, within ten (10) Business Days after such authorization, Sellers shall file a plan of reorganization and accompanying disclosure statement incorporating the terms of, and otherwise consistent with, this Agreement.  If the Bankruptcy Court does not permit the Non-Auction Plan Sale to proceed, but instead requires Sellers to proceed by an Auction Sale, Sellers shall use commercially reasonable efforts to convince the Bankruptcy Court to approve Buyer as the initial bidder in the Auction Sale.  If Buyer is approved as such initial bidder, and if Sellers do not receive any offer for the Assets submitted in compliance with such bidding procedures that is higher and better than that provided herein pursuant to Sections 2.1(c) and (d) or if Buyer is otherwise the winning bidder in the Auction Sale, then within three (3) Business Days after Buyer notifies Sellers (such notice shall be given to Sellers within forty-eight (48) hours of Buyer being deemed the winning bidder) whether it wishes Sellers to seek approval of the sale of the Assets pursuant to a plan of reorganization or a sale under Section 363 of the Bankruptcy Code, in either case incorporating the terms of this Agreement, Sellers shall file, as requested, (i) a plan of reorganization and accompanying disclosure statement or (ii) a Sale Motion, in either case in form and substance reasonably satisfactory to Buyer and consistent with the terms of this Agreement.

(b)           Sellers, on the one hand, and Buyer, on the other hand, shall cooperate with the other and its representatives in connection with the Approval Order and the bankruptcy proceedings in connection therewith.

(c)           If, following the Closing, the Approval Order or any other Order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be commercially reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts, and each party hereto shall endeavor to obtain an expedited resolution of such appeal.

(d)           Buyer agrees to cooperate with Sellers in connection with furnishing information pertaining to the satisfaction of the requirement of adequate assurance of future performance including, but not limited to, as required under Section 365(f)(2)(B) of the Bankruptcy Code.

Section 5.8.  Restricted Accounts.  On the Closing Date, the amount of cash in the Restricted Accounts together with vendor deposits and bond collateral shall be no less than $4.7 million.

Section 5.9.  No Shop Provisions.  Immediately upon the execution and delivery of this Agreement, Parent, Sellers and J. W. Childs will cease and cause their officers, directors, advisors, agents and representatives to cease any and all existing activities, discussions or negotiations with any parties with respect to the sale of Sellers, the Assets or the Business.  Neither Parent, Sellers nor J.W Childs shall, nor shall they permit any of their officers, directors, advisors, agents or representatives to encourage, solicit or initiate any discussions with any Person relating to any Acquisition Proposal, enter into any binding or non-binding agreement or letter of intent with respect to an Acquisition Proposal, or participate in any discussions or negotiations regarding any Acquisition Proposal.  Parent, Sellers and J. W. Childs shall notify Buyer in the event that they enter into negotiations following the date of this Agreement with any bidder (without disclosing such bidder’s name) or permit any potential bidder other than Buyer to have access to any information following the date of this Agreement concerning the Sellers, the Assets or the Business.  For the avoidance of doubt, this provision shall cease to have any effect following any Order of the Bankruptcy Court prohibiting such provision, or any Bankruptcy Court Order requiring an Auction Plan Sale.

Section 5.10.  Notice to Creditors.  Sellers shall file with the Bankruptcy Court and serve on creditors as appropriate, a motion for an Order approving the provisions of Section 10.4 herein no later than the earlier of (a) five (5) days after Buyer gives Sellers permission to attach this Agreement to such motion, or (b) ten (10) Business Days after the execution of this Agreement.

Section 5.11.  Notice to Claimants.  On or before the date that is seven (7) days from the date hereof, the parties will negotiate in good faith to agree to a list of parties to receive notice of any motion or pleading seeking entry of the Approval Order in order to bar claims to the maximum extent reasonably practicable taking into account the proposed timing of the transaction, provided that if the parties are unable to agree, the matter will be referred to the Bankruptcy Court for a final determination.

Section 5.12.  Franchise Agreement.  Sellers agree to use their commercially reasonable efforts to enter into, prior to Closing, a written franchise agreement between Sellers and CALMEX, Inc. regarding the Fuzio franchise in Fresno, California.  Such agreement shall be in substantially the same form as Sellers’ agreement with CALMEX, Inc. dated January 30, 2002, regarding the Fuzio franchise in Modesto, California.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Parent, Sellers and J.W. Childs to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Real Mex, jointly and severally represent and warrant to Parent, Sellers and J.W. Childs as follows:

Section 6.1.  Organization and Power.  Each of Real Mex and Buyer (i) is duly organized and validly existing under the Laws of its respective state of incorporation, (ii) has the requisite power and authority to own its properties and assets, and to carry on the business in which it is now engaged, and (iii) has the requisite power and authority to execute this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 6.2.  Execution and Delivery Permitted.  Subject to the expiration of the waiting period under the HSR Act and except as provided in Schedule 6.3, the execution, delivery and performance of this Agreement shall not: (i) violate or result in a breach of any term of Real Mex’s or Buyer’s Certificate of Incorporation or Bylaws, result in a breach of, or constitute a default under, any term in any agreement or other instrument to which Real Mex or Buyer is a party, such default having not been previously waived by the other party to any such agreement, or violate any Law or any order, rule or regulation applicable to Real Mex or Buyer, of any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Real Mex or Buyer, or their respective properties; or

(ii) result otherwise in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets purchased by Buyer hereunder.  Real Mex’s and Buyer’s Board of Directors, or an authorized committee thereof, has taken all action required by Law, and by Real Mex’s or Buyer’s Certificate of Incorporation, Bylaws, and otherwise to authorize the execution and delivery of this Agreement and the purchase of the Assets in accordance with this Agreement.

Section 6.3.  Binding Effect; Consents.  This Agreement has been duly authorized by all requisite corporate actions on the part of Real Mex and Buyer, has been duly executed and delivered by Real Mex and Buyer and is the legal, valid and binding obligation of Real Mex and Buyer, and each other agreement required to be executed and delivered by Real Mex and Buyer in connection herewith, when executed and delivered, shall have been duly authorized by all requisite corporate actions on the part of Real Mex and Buyer, as the case may be, shall have been duly executed and delivered by Real Mex or Buyer and shall be the legal, valid and binding obligation of Real Mex and Buyer, as the case may be, enforceable against it in accordance with its terms, except as enforceability may be limited by in any case (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as set forth on Schedule 6.3 hereto, the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith, and the consummation by Real Mex and Buyer of the transactions contemplated hereby and thereby do not require any filing with, notice to, or consent, waiver or approval of, any third party, including but not limited to, any governmental body or entity other than any filing required under the HSR Act, and the expiration of any applicable waiting period thereunder.

Section 6.4.  Capitalization.  On the date hereof, the authorized, issued and outstanding capital stock of Real Mex is as set forth on Schedule 6.4.  Except as set forth on Schedule 6.4, as of the date hereof, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Real Mex is a party or which are binding upon Real Mex providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement and the other transactions contemplated hereby).  Except as set forth on Schedule 6.4, as of the date hereof there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Real Mex.  In the event of the Closing of a Non-Auction Plan Sale, the Non-Auction Stock Consideration shall represent 11.5% of each class of Real Mex Equity Securities and each class of debt securities held or guaranteed (subject, in the case of guaranteed debt securities, to J.W. Childs guaranteeing its pro-rata portion of such debt securities and such guarantee being acceptable to the lenders) by Bruckmann, Rosser, Sherrill & Co. L.P. (“BRS”) or its Affiliates or Jefferies Capital Partners (“JCP”) (to the extent such debt securities are issued to fund the transactions contemplated by this Agreement) including, but not limited to, warrants (or at Buyer’s option, in the case of warrants exercisable for $.01 or less, the Real Mex Equity Securities issuable upon exercise of such warrants) and options (excluding unvested management options and unvested restricted stock), calculated on a fully diluted basis after consummation of the transactions contemplated by this Agreement (as may be adjusted pursuant to Section 2.1(f)).  In the event of the closing of an Auction Sale, the Auction Stock Consideration shall represent 10% of each class of Real Mex Equity Securities and each class of debt securities held or guaranteed (subject, in the case of guaranteed debt securities, to J.W. Childs guaranteeing its pro-rata portion of such debt securities and such guarantee being acceptable to the lenders) by BRS or its Affiliates or JCP (to the extent such debt securities are issued to fund the transactions contemplated by this Agreement) including, but not limited to, warrants (or at Buyer’s option, in the case of warrants exercisable for $.01 or less, the Real Mex Equity Securities issuable upon exercise of such warrants) and options (excluding unvested management options and unvested restricted stock), calculated on a fully diluted basis after consummation of the transactions contemplated by this Agreement (as may be adjusted pursuant to Section 2.1(f)).

Section 6.5.  Financial Information.

(a)                                  Real Mex has previously furnished to Sellers copies of (i) the audited consolidated financial statements of Real Mex and its subsidiaries for the fiscal year ended December 28, 2003 (the “Real Mex Audited Financial Statements”), together with the reports thereon of Ernst & Young LLP, independent certified public accountant and (ii) the unaudited consolidated financial statements of Real Mex and its subsidiaries for the period from December 29, 2003 to June 27, 2004 (the “Real Mex Unaudited Financial Statements” and, together with the Real Mex Audited Financial Statements, the “Real Mex Financial Statements”).  These financial statements, including in each case the notes thereto, have been prepared in accordance with GAAP throughout the periods covered thereby and fairly present the consolidated financial condition and results of operations of Real Mex and its subsidiaries on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby, subject in the case of the Real Mex Unaudited Financial Statements to normal year-end adjustments and the absence of footnotes.

(b)                                 The books and records of Real Mex and its Subsidiaries have been maintained in accordance with applicable Laws, are complete and correct in all material respects, and fairly and in reasonable detail reflect as of the dates shown thereon all items of income and expense, and all assets, liabilities and accruals of Real Mex and its Subsidiaries in accordance with GAAP, and provide a fair and accurate basis for the preparation of the Real Mex Financial Statements.

Section 6.6.  Legal Proceedings and Judgments.  There are no claims, actions, proceedings or investigations pending or, to the knowledge of Real Mex or Buyer, threatened against or relating to Real Mex or Buyer before any court or other governmental entity acting in an adjudicative capacity, which individually or in the aggregate would have a Material Adverse Effect on Buyer.

Section 6.7.  Buyer’s Financing.  Buyer has delivered to Sellers true and complete copies of an equity commitment letter from each of BRS, JCP and Real Mex which are in full force and effect.  Subject to the receipt of the funding contemplated by the equity commitment letter as well as anticipated debt financing, Buyer will have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Assets and pay any other amounts to be paid by it hereunder.  As provided in Section 8.1, it is understood that the receipt by Buyer of the equity and debt financing contemplated by this Section 6.7 is not a condition to Buyer’s obligations hereunder and if

Buyer fails to proceed to Closing because of a failure to obtain such financing, such failure will constitute a default under this Agreement for the purposes of Section 10.9(a)(iv).

Section 6.8.  Assumed Contracts.  Buyer is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2) of the Bankruptcy Code with respect to the Assumed Contracts to be assumed by Buyers.

Section 6.9.  Broker or Finder.  No person or entity assisted in or brought about the negotiation of this Agreement, or the subject matter of the transactions contemplated herein, in the capacity of broker, agent or finder or in any similar capacity on behalf of Buyer.

ARTICLE VII
COVENANTS OF BUYER

Section 7.1.  Buyer Performance.  Subject to the fulfillment of the conditions set forth herein, Buyer hereby covenants and agrees to accept conveyance of the Assets and the Business and assignment of the Assigned Contracts and to assume and perform the Assumed Liabilities and to otherwise perform and fulfill all other obligations with respect to the Assets and the Business as of and after the Closing Date.

Section 7.2.  Confidentiality.  Buyer acknowledges that it remains subject to the terms of the Confidentiality Agreement.  Buyer shall maintain all information gained from any Seller in connection with its evaluation of the transactions contemplated by this Agreement (the “Confidential Information”) in strict confidence, and shall use its best efforts to prevent disclosure, access to, or transmission of the Confidential Information, or any part thereof, to any third party, except for disclosure to those persons identified in the Confidentiality Agreement for the exclusive purpose of evaluating the Assets and the Business.  In the event the Closing does not occur for any reason, Buyer shall, immediately upon Sellers’ request, return to Sellers all copies and recordings of the Confidential Information in its possession or under its control and delete all records thereof in any data storage system maintained by or for Buyer.

Section 7.3.  Sellers’ Employees.

(a)                                  As of the Closing, Buyer shall offer at will employment to all Restaurant Employees and Corporate Employees who are employed by Sellers on the Closing Date (collectively, the “Employees”) except for the Employees set forth on Schedule 7.3(a) hereof (which Schedule 7.3(a) shall be delivered by Buyer to Sellers no later than 5 days prior to the hearing to approve the disclosure statement in the case of a Non-Auction Plan Sale, or 10 days after Buyer is declared the winning bidder in the case of an Auction Sale), for the same or substantially the same position as the Employee held at the date hereof and for the same compensation as received by the Employees as of the date hereof and with the same benefits (other than severance benefits to the extent that such Employee’s severance is specified below) available to similarly situated employees of Buyer and shall hire such Employees who accept Buyer’s offer.  Within three (3) days of delivery by Buyer of Schedule 7.3(a) to Sellers, Sellers shall deliver any notices that are required to comply with the WARN Act or any similar Law.  Buyer will indemnify and hold Sellers harmless from all liabilities under the WARN Act or any similar Laws, including liabilities caused by the time period between the date Sellers are required to deliver the notices pursuant to the previous sentence and the Closing Date being insufficient to comply with the requisite period of notice under the WARN Act or similar Laws (including attorneys fees and all other related legal costs), arising from Buyer’s implementation of its hiring plans in connection with the transactions contemplated by this Agreement, other than liabilities that could have been avoided had Sellers delivered such notices within the time period set forth in the previous sentence.  Buyer shall have no obligation for any severance payments due to any Employee who does not accept Buyer’s offer of employment, provided that such offer of employment is made consistent with the provisions in this Section 7.3(a), or who accepts Buyer’s offer of employment and is subsequently terminated other than as set forth in Section 7.3(b) below.

(b)                                 Buyer shall be responsible for all liabilities for severance payments to the following persons (the “Severance Obligations”):

(i)                                     any Restaurant Employee (including, without limitation, any Employee listed on Schedule 7.3(a) hereto) who is not offered employment by Buyer consistent with the terms of this Section 7.3, with such severance payments to be made pursuant to the terms and subject to the conditions of the Company’s severance policy as set forth in Schedule 7.3(b)(i) (the “Company’s Severance Policy”);

(ii)                                  any Key Employees (including, without limitation, any Employee listed on Schedule 7.3(a) hereto) (A) to whom Buyer fails to make an offer of employment consistent with the terms of the KERP, or (B) whom Buyer hires and then subsequently terminates at a time when the KERP has not expired with respect to such Key Employee in accordance with its terms, with such severance payments to be made in accordance with and to the extent payable under the KERP (regardless of whether the Key Employees at the time of the “consummation of the plan of reorganization” (as defined in the KERP) are employees of Sellers);

(iii)                               any Corporate Employee (including, without limitation, any Employee listed on Schedule 7.3(a) hereto) (other than the Key Employees) who is not offered employment by Buyer consistent with the terms of this Section 7.3, with such severance payments to be made pursuant to the terms and subject to the conditions of the Company’s Severance Policy;

(iv)                              any Corporate Employee (other than a Key Employee) who is hired by Buyer and is then subsequently terminated prior to the first anniversary of the Closing, with such severance payments to be made in accordance with and subject to the conditions of the Company’s Severance Policy (but only to the extent that such Corporate Employee would be eligible for severance under the Company’s Severance Policy in connection with such termination); and

(v)                                 except as set forth in Section 7.3(a) above, to any Employee (including, without limitation, any Employee listed on Schedule 7.3(a) hereto)

payable as a consequence of any non-compliance under the WARN Act and any similar Law in connection with the transactions contemplated by this Agreement.

(c)                                  Buyer shall maintain employee records transferred to Buyer hereunder for a period of not less than four (4) years and during that period shall afford Sellers reasonable access to such records during Buyer’s normal business hours.  Buyer shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Buyer’s treatment of its employee records.

(d)                                 Buyer agrees with respect to Employees who accept Buyer’s offer of employment: (i) to give such Employees credit under Buyer’s benefits plans, programs, and arrangements, including credit for accrued vacation, for such Employees’ period of service with Sellers to the extent that it would have been recognized under Sellers’ plans as of the date hereof, provided that such credit shall only be taken into account under any retirement plan, including without limitation any tax-qualified plan maintained by Buyer, for purposes of determining such Employees’ eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution for the plan year that includes the Closing Date; (ii) to use its commercially reasonable efforts to provide coverage to such Employees under Buyer’s health, medical, life insurance and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability, (B) by taking into account the period of coverage under Sellers’ (or its Affiliates’) plans for purposes of applying any pre-existing condition or similar limitations or exclusions, and (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses and similar amounts paid by individuals and their beneficiaries.

(e)                                  Buyer and Sellers shall cooperate and use their commercially reasonable efforts to apply the successor employer provisions of Treasury Regulation Section 31.3121(a)(1)-1(b)(2), if applicable, with respect to each Employee hired by Buyer for the year of the Closing, and comply with the alternate procedure requirements set forth in Revenue Procedure 2004-53.

(f)                                    Buyer agrees to defend, indemnify and hold harmless Sellers and all of their respective Affiliates against and in respect of any and all loss, liability, lien, damage, cost and expense, including the cost of investigation and attorneys’ fees, incurred or resulting from Buyer’s non-compliance under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), as amended, and any similar foreign, state or local law, regulation or ordinance.

(g)                                 401(k) Account Rollovers.  As soon as is reasonably practicable after the Closing Date, Buyer will establish, or designate, a profit sharing plan qualified under Section 401(a) of the Code that includes a cash or deferred election feature that satisfies the requirements of Section 401(k) of the Code (“Buyer’s 401(k) Plan”).  Upon such establishment or designation, Buyer will, and will cause the Buyer’s 401(k) Plan to, accept with respect to any Employee who accepts Buyer’s offer of employment (a “Hired Employee”) the rollover, by direct or indirect rollover, as selected by each Hired Employee, of that portion of the Hired Employee’s accounts in Sellers’ 401(k) Plan (“Sellers’ 401(k) Plan”) that constitutes an “eligible rollover distribution” as that term is defined in Section 402(c)(4) of the Code, provided that at the time a Hired

Employee elects such a rollover that Hired Employee remains employed by Buyer.  Any such rollover will be effected in cash and, as applicable, any notes evidencing loans from Sellers’ 401(k) Plan to the Hired Employee electing such rollover.  Buyer and Sellers will, and will cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions of the Hired Employees’ account balances from Sellers’ 401(k) Plan to the Buyer’s 401(k) Plan.

Section 7.4.  Administration of Insurance Policies.

Except in the case of a self-insured arrangement where such agreement is not required, contingent upon the agreement of the issuing insurance company to accept instructions from Buyer:

(a)                                  Buyer shall be responsible for the administration (and, in the case of Sellers’ self-insured health and vision benefit policies, the payment) of any incurred as of the Closing Date, but unpaid, claims, under any of Sellers’ insurance-related policies, including employee-benefit-related insurance policies (and including, for the avoidance of doubt, Sellers’ self-insured health and vision benefit policies), whether or not such insurance policies are “Assets” for the purposes of this Agreement, provided that, with respect to Sellers’ self-insured health and vision benefit policies, such claims are ordinary course, post-petition current liabilities assumed pursuant to Section 2.2(a)(i) hereof;

(b)                                 Buyer shall assume all duties and responsibilities with respect to Sellers’ group health insurance agreements and contracts that arise with respect to Sellers’ employees on or after the Closing Date.

(c)                                  Buyer shall perform its obligations under Treasury Regulation Section 54.4980B-9 (the “M&A regs.”) issued under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to current or former employees of Sellers or covered dependents thereof, who are M&A qualified beneficiaries with respect to the transactions contemplated hereby within the meaning of the M&A regs.  For the avoidance of doubt, such obligations shall be construed by Buyer to include the obligation to provide notices and (i) COBRA coverage to former employees of Sellers (and covered dependents thereof) who are receiving COBRA coverage from Sellers on the Closing Date, (ii) the opportunity to elect COBRA coverage to employees or former employees of Sellers (and covered dependents thereof) who on the Closing Date are entitled to elect to receive COBRA coverage from Sellers, and (iii) the opportunity to elect COBRA coverage to employees of Sellers whose employment is terminated on the Closing Date or whose employment is terminated in connection with the transactions contemplated hereby (and to covered dependents thereof).

Section 7.5.  Cooperation.  Subject to the terms and conditions of this Agreement, Buyer shall use its commercially reasonable efforts to cause, to the extent within Buyer’s reasonable control, the conditions set forth in Section 8.1 to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby.

Section 7.6.  Broker’s Fees.  Buyer shall indemnify and hold Sellers harmless in respect to any claim for broker, agent or finder’s fees or commissions (or similar fees or commissions) with respect to the transactions contemplated herein by anyone acting on behalf of Buyer or Real Mex, as the case may be.

Section 7.7.  Post-Closing Access to Information.  Following the Closing, upon reasonable notice to Buyer, Buyer shall afford or cause to be afforded to Sellers and its Affiliates reasonable access to the personnel, properties, books, contracts, commitments and records relating to the Business (including, without limitation, copies of the books and records that relate to the Business and do not constitute Assets) for any reasonable business purpose, including in respect of litigation, taxes, insurance matters and financial reporting of Sellers and their Affiliates.

Section 7.8.  Hart-Scott-Rodino.  With respect to the transactions contemplated by this Agreement, as soon as practicable (but in no event later than five (5) Business Days) after Buyer’s receipt of an Order from the Bankruptcy Court approving Section 10.4 of this Agreement, each party hereto shall file or cause to be filed (a) any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Department of Justice, and request early termination of the waiting period under the HSR Act and (b) any pre-acquisition filings required by any foreign jurisdictions.

Section 7.9.   Bankruptcy Court Approval and Related Matters.  Buyer acknowledges and agrees to the covenants set forth in Section 5.7.

Section 7.10.  Joinder Agreement.  Buyer, Real Mex and J.W. Childs each agree to enter into and validly execute the Joinder Agreement such that it will be in full force and effect with respect to each of Buyer, Real Mex and J.W. Childs, respectively, on the Closing Date.

Section 7.11.  Financing Efforts.  Buyer shall use commercially reasonable efforts to obtain the debt financing for the transactions contemplated hereby, including commercially reasonable efforts to obtain conventional bank financing to allow the transactions to close on the dates set forth herein if acceptable high yield financing is not available.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1.  Buyer’s Conditions to Closing.  The obligations of Buyer hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Buyer, be waived:

(a)                                  All representations and warranties of Sellers in this Agreement (i) that are not qualified as to materiality shall be true in all material respects on and as of the Closing as if made as of the Closing and (ii) that are qualified as to materiality shall be true in all respects on and as of the Closing as if made as of the Closing, (it being understood, however, that for purposes of this sentence the accuracy of any representation or warranty that expressly speaks as of the date of this Agreement or another date prior to this Agreement shall be determined solely as of the date of this Agreement or such other date and not as of the Closing), and Sellers shall have delivered to Buyer a certificate to such effect dated as of the Closing Date;

(b)                                 Except as contemplated by this Agreement, since September 9, 2004, through the Closing Date, there shall not have been any changes, occurrences or circumstances that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, however, for purposes of this Section 8.1(b), there shall be disregarded any adverse effects resulting from or attributable to (i) general economic conditions or general conditions in the industry in which Sellers do business (other than such conditions which affect Sellers’ Business in a materially disproportionate manner in comparison to similarly situated businesses within the industry), (ii) the public announcement of the transactions contemplated by this Agreement (including, without limitation, adverse effects on the business relationships held by Sellers, or loss of employees or other service providers), or (iii) changes, occurrences or circumstances which are caused by the performance of Sellers’ pre-closing covenants set forth in this Agreement, and Sellers shall have delivered to Buyer a certificate to such effect dated as of the Closing Date

(c)                                  Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by Sellers prior to or on the Closing Date, and Sellers shall have delivered to Buyer a certificate to such effect dated as of the Closing Date;

(d)                                 Sellers shall be willing and able to deliver all of the items required to be delivered by them pursuant to Section 3.2 of this Agreement;

(e)                                  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect;

(f)                                    The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Buyer;

(g)                                 On behalf of themselves and their bankruptcy estates, Sellers shall have irrevocably waived and committed not to proceed with any preference, avoidance or other actions pursuant to Chapter 5 of the Bankruptcy Code including, without limitation, claims, causes or actions against any Seller or against the officers or directors of Sellers (or any one of them) in their capacities as such.

(h)                                 The Indemnification Agreement between J.W. Childs, Real Mex and Buyer dated as of the date hereof shall be duly executed and in full force and effect;

(i)                                     The Joinder Agreement between J.W. Childs and Buyer and the other parties thereto shall have been completed and duly executed by all the parties thereto;

(j)                                     (1) With respect to the Liquor Licenses, either (a) the appropriate Governmental Authority shall have approved the transfer of the Liquor Licenses to Buyer, or (b) Replacement Liquor Licenses with respect to the non-transferred Liquor Licenses shall be in effect, except where the failure of the conditions set forth in subsections (a) or (b) above, either individually or in the aggregate, would not have a Material Adverse Effect on the Business and the Assets, and (2) with respect to the Liquor License relating to the Restaurant #011 in Sacramento, California, such Liquor License shall be in full force and effect and not subject to modification, suspension, cancellation or revocation;

(k)                                  The amount of cash in the Restricted Accounts together with vendor deposits and bond collateral shall be no less than $4.7 million;

(l)                                     The sale of the Assets contemplated by this Agreement to Buyer shall be approved by the Bankruptcy Court in the Approval Order and entered on the docket by the Clerk of the Bankruptcy Court, which as to the transactions contemplated by this Agreement, is in form and substance as provided in Section 8.1(m) below shall have been entered by the Bankruptcy Court and become a Final Order by the deadlines described in Section 10.9(vi) of this Agreement.  Notwithstanding anything in Section 8.1(m) to the contrary, nothing in this Agreement shall preclude Buyer from consummating the transactions contemplated herein if Buyer, in its sole and absolute discretion, waives the requirement that the Approval Order, or any other Order, shall become a Final Order.  No notice of such waiver of this or any other condition to Closing need be given except to Sellers, the Committee and the Prepetition Lenders, it being the intention of the parties hereto that Buyer shall be entitled to and is not waiving (without any limitations thereto), the protections of the Bankruptcy Code, the mootness doctrine, or any other statute or body of Law.  Nothing contained in this Section 8.1(l) shall be construed as an obligation that Buyer waive the requirement that the Approval Order, or any other Order, become a Final Order; and

(m)                               The Approval Order shall be in form and substance satisfactory to Buyer in its sole, reasonable discretion, and shall provide the broadest protection for Buyer permitted by applicable Law, and include factual and legal findings and rulings at least as protective of Buyer as those provided to the buyer of the debtor’s assets in the sale order entered by the Bankruptcy Court in In re DNA Sciences, Inc., Chapter 11 Case No. 03-41843 N11 (Bankr. N.D. Cal. May 12, 2003) (Newsome, J.).

For the avoidance of doubt, it is understood that the receipt by Buyer of the equity and debt financing contemplated by Section 6.7 hereof is not a condition to Buyer’s obligations hereunder.

Section 8.2.  Sellers’ Conditions to Closing.  The obligations of Sellers hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Sellers, be waived (provided, however, that any waiver by Sellers of Section 8.2(a) or 8.2(f) shall be subject to the consent of J.W. Childs, which consent shall not be unreasonably withheld or delayed):

(a)                                  All representations and warranties of Buyer and Real Mex in this Agreement (i) that are not qualified as to materiality shall be true in all material respects on and as of the Closing as if made as of the Closing and (ii) that are qualified as to materiality shall be true in all respects on and as of the Closing as if made as of the Closing, (it being understood, however, that for purposes of this sentence the accuracy of any representation or warranty that expressly speaks as of the date of this Agreement or another date prior to this Agreement shall be determined solely as of the date of this Agreement or such other date and not as of the Closing), and Buyer and Real Mex shall have delivered to Sellers a certificate to such effect dated as of the Closing Date;

(b)                                 Buyer and Real Mex shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by Buyer or Real Mex, as applicable, prior to or on the Closing Date, and Buyer and Real Mex shall have delivered to Sellers a certificate to such effect dated as of the Closing Date;

(c)                                  Buyer and Real Mex shall be willing and able to deliver all of the documents required to be delivered by each of them under Section 3.3 of this Agreement;

(d)                                 No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect;

(e)                                  The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Sellers;

(f)                                    The amount of cash in the Restricted Accounts together with vendor deposits and bond collateral shall be no more than $4.7 million;

(g)                                 The Approval Order shall have been entered by the Bankruptcy Court and such Order shall not be stayed; and

(h)                                 The Replacement Letters of Credit shall have been posted by Buyer and Buyer shall have delivered to Sellers satisfactory evidence of its assumption or replacement of the GECC Mortgage.

ARTICLE IX
NO SURVIVAL

Section 9.1.  No Survival of Representations and Warranties.  None of the representations and warranties of Sellers or Buyer contained in this Agreement or made in any other documents or instruments delivered pursuant to this Agreement shall survive the Closing hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.1.  Notices.  Except as otherwise expressly provided, all notices, consents, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the day when delivered via personal delivery, (ii) on the day when delivered via facsimile transmission with confirmation of receipt if such day is a Business Day and, if such day is not a Business Day, on the first Business Day thereafter, (iii) on the day when acknowledgement by the recipient thereof is received by the sender if delivered via e-mail; (iv) on the first Business Day after delivery when delivered via a commercial overnight delivery service with confirmed receipt, or (v) three (3) Business Days after delivery via the U.S. mail of notice sent by certified U.S. mail, return receipt requested, with first class postage prepaid, and in all cases, addressed as follows:

(a)	If to Buyer	CKR Acquisition Corp.
	or to Real Mex:	c/o Real Mex Restaurants, Inc.
4001 Via Oro Ave, Ste. 200
Long Beach, CA 90810
		Attention:	Frederick F. Wolfe
		FAX:	(310) 834-2762
		E-Mail:	fwolfe@eltorito.com

	With a copy to:	Dechert LLP
1717 Arch Street
4000 Bell Atlantic Tower
Philadelphia, PA 19103
		Attention:	Carmen J. Romano
		FAX:	(215) 655-2971
		E-Mail:	carmen.romano@dechert.com

	With a copy to:	Dechert LLP
30 Rockefeller Plaza
New York, NY 10112
		Attention:	Joel H. Levitin
		FAX:	(212) 698-3599
E-Mail: joel.levitin@dechert.com

(b)	If to Sellers:	Chevys, Inc.
2000 Powell Street, Suite 300
Emeryville, CA 94608-1886
		Attention:	Ron Maccarone
		FAX:	(510) 768-1562
		E-Mail:	ron.maccarone@chevys.com

	With a copy to:	Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, California 90017
		Attention:	Michael I. Gottfried
		FAX:	(213) 680-8500
		E-Mail:	mgottfried@kirkland.com

	With a copy to:	Committee
c/o Irell and Manella LLP
840 Newport Center Drive, Suite 400
Newport Beach, California 92660-6324
		Attention:	Jeffrey Reisner
		Phone:	(949) 720-0991
		FAX:	(949) 760-5200
E-Mail jreisner@irell.com

or to such other address as Buyer or Sellers shall have last designated by notice to the other party.

Section 10.2.  Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of New York.

Section 10.3.  Binding on Successors; Assignment.  All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  Subject to Bankruptcy Court approval, none of Sellers, Parent or J.W. Childs may assign this Agreement without the express written consent of Buyer.  Subject to Bankruptcy Court approval, neither Buyer nor Real Mex may assign this Agreement without the express written consent of Sellers, provided that Buyer may assign its rights but not its obligations to any entity in which either Buyer or Real Mex directly or indirectly owns or controls a 100% equity interest, provided that such assignment does not adversely affect or relieve Buyer’s obligation to provide adequate assurance of future performance with respect to any of the Assumed Contracts.

Section 10.4.  Payment of Costs.  In the event that this Agreement is terminated or abandoned for any reason other than pursuant to Sections 10.9(a)(i), (iv) or (v) hereof, Sellers shall pay all of the Buyer Fees and Expenses up to a maximum amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).  Sellers’ obligations under this Section 10.4 shall constitute an administrative claim against Sellers in the Chapter 11 Cases in accordance with 11 U.S.C. § 503(b), with priority over all other administrative claims against such entities other than any administrative claims of the Prepetition Lenders and of any secured postpetition lenders to the Debtors.

Section 10.5.  Time is of the Essence.  Time is of the essence in the performance of the obligations of the parties hereunder.

Section 10.6.  Interpretation.  The title of the sections of this Agreement and the Schedules attached hereto are for convenience of reference only, and are not to be considered in construing this Agreement or such Schedules.  Whenever required by the context of this Agreement or the Schedules, the singular shall include the plural and the masculine shall include the feminine and vice versa.

Section 10.7.  Entire Agreement.  This Agreement and the Schedules attached hereto and the other agreements contemplated herein or entered into concurrently herewith contain the entire Agreement of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements, and understandings between the parties.  No inducements contrary to the terms of this Agreement exist.  No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition or any other term, provision or condition of this Agreement.  In connection with the execution and delivery of this Agreement, neither party has relied on any promise, inducement, representation or warranty of the other party not set forth in this

Agreement and its Schedules.  This Agreement may not be modified orally and may only be amended in a writing executed by all parties hereto.  Sellers and Buyer agree that any amendment extending the Closing Date beyond the Drop-Dead Date, is subject to J.W. Childs’ prior consent if J.W. Childs reasonably expects that such extension will cause the Administrative and Exit Costs to exceed both (i) $23.0 million and (ii) the amount of the Administrative and Exit Costs absent such extension.  Sellers agree that the Committee and the Prepetition Lenders shall have the right to object to any amendments or waivers to this Agreement and any disputes between Sellers, on the one hand, and the Committee and/or the Prepetition Lenders, on the other hand, relating to this provision shall be referred to the Bankruptcy Court for a final determination.

Section 10.8.  Counterparts.  This Agreement may be executed in one or more counterparts which in the aggregate shall comprise one Agreement.

Section 10.9.  Termination.

(a)                                  This Agreement may be terminated prior to the Closing (subject, in the case of any termination by Sellers, to Sellers giving prior notice to the Committee and the Prepetition Lenders who shall have the right to object to any such termination and any disputes between Sellers, on the one hand, and the Committee and/or the Prepetition Lenders, on the other hand, relating to this provision shall be referred to the Bankruptcy Court for a final determination) as follows:

(i)                                     At any time by the mutual written agreement of Sellers and Buyer;

(ii)                                  By either Buyer or Sellers, at their sole election, if the Closing shall not have occurred on or prior to the Drop-Dead Date; provided that Buyer or Sellers, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 10.9(a)(ii) if the failure of the Closing to occur on or prior to such date results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement;

(iii)                               By Buyer in the event of a material breach of this Agreement by Sellers that has not been cured, or if any representation or warranty of Sellers that is not qualified as to materiality shall have become untrue in any material respect, or if any representation or warranty of Sellers that is qualified as to materiality shall have become untrue in any respect, in any case such that such breach or untruth is incapable of being cured by the Drop-Dead Date or shall prevent consummation of the transactions contemplated hereby by or beyond the Drop-Dead Date;

(iv)                              By Sellers, in the event of a material breach of this Agreement by Buyer that has not been cured, or if any representation or warranty of Buyer that is not qualified as to materiality shall have become untrue in any material respect, or of any representation or warranty of Buyers that is qualified as to materiality shall have become material in any respect, in any case such that such breach or untruth is incapable of being cured by the Drop-Dead Date or will prevent consummation of the transactions contemplated hereby by or beyond the Drop-Dead Date;

(v)                                 (A) by Buyer, if Sellers do not file the motion referred to in Section 5.10 within the applicable time period set forth therein in accordance with the provisions thereof, (B) by Buyer or Sellers if, by November 3, 2004, the Bankruptcy Court requires an auction and has not approved Buyer as the initial bidder in the Auction Sale in accordance with the terms hereof (provided that any such termination must be communicated in writing on or prior to 5:00 P.M. Pacific Time on November 4, 2004), (C) by Buyer if, on or before the day that is thirty (30) days after the date the motion referred to in Section 5.10 is filed, the Bankruptcy Court has failed to enter an Order approving the provisions of Section 10.4 hereof (provided that any such termination must be communicated in writing on or prior to 5:00 P.M. Pacific Time on the day that is thirty-three (33) days after the date such motion is filed), (D) by Buyer if the Bankruptcy Court denies the motion referred to in Section 5.10 hereof (provided any such termination must be communicated in writing on or prior to 5:00 P.M. Pacific Time on the third day after the Bankruptcy Court denies such motion);

(vi)                              By Buyer if (A) in the event of a Non-Auction Plan Sale, a Confirmation Order in form and substance consistent with Section 8.1(m) hereof is not entered by the Bankruptcy Court on or prior to 5:00 p.m. California Time on January 6, 2005; (B) in the event of an Auction Sale, if effectuated pursuant to a plan of reorganization, any Confirmation Order in form and substance consistent with Section 8.1(m) hereof, is not entered by the Bankruptcy Court on or prior to 5:00 p.m. California Time on January 6, 2005; and (C) in the event of an Auction Sale, if effectuated as an asset sale under Section 363 of the Bankruptcy Code, any Sale Order in form and substance consistent with Section 8.1(m) hereof is not entered by the Bankruptcy Court on or prior to 5:00 p.m. California Time on December 23, 2004; provided, however, that Buyer, in its sole and absolute discretion, may (but is in no way obligated to) waive any of the requirements of this Section 10.9(vi), although the waiver of the requirements of a particular subsection of this Section 10.9(vi) shall not be construed to constitute a waiver of any other subsection thereof.  No notice of such waiver need be given except to Sellers and the Committee, it being the intention of the parties hereto that Buyer shall be entitled to and is not waiving (without any limitations thereto), the protections of the Bankruptcy Code, the mootness doctrine, and any other statute or body of Law.  In the event that Buyer chooses to terminate the Agreement pursuant to this Section 10.9(vi), in addition to the return of the Deposit to Buyer as provided in Section 2.6, within five (5) Business Days of Sellers’ receipt of a demand by Buyer, Sellers shall reimburse Buyer for all Buyer Fees and Expenses.

(b)                                 Effect of Termination.  Except as provided in Section 10.9(a)(vi), upon the termination of this Agreement in accordance with this Section 10.9, the parties hereto shall be relieved of any further obligations or liability under this Agreement other than (i) confidentiality obligations contained in Section 7.2, (ii) confidentiality obligations under the Confidentiality Agreement, (iii) the expense allocation provisions under Section 10.4, (iv) the jurisdiction provisions of Section 10.11, and (v) obligations for willful breaches of this Agreement occurring prior to such termination.  Notwithstanding anything in this Agreement to the contrary, the Deposit shall be the sole and exclusive remedy of Sellers against Buyer and Real Mex under and in respect of any termination of this Agreement for any default or breach by Buyer or Real Mex hereunder.

Section 10.10.                                  Public Announcements; Communications with Franchisees and Public.

(a)                                  Prior to Closing, Buyer and Sellers shall coordinate with each other on all press releases and announcements, including all communications to Sellers’ employees, Franchisees, Sellers’ suppliers, customers and landlords relating to the transactions contemplated by this Agreement and, except to the extent required by Law, refrain from issuing any press release or announcement relating to this Agreement or the transactions contemplated hereby without providing the other party reasonable opportunity to review, comment thereon and approve such press release.

(b)                                 Prior to Closing, Buyer and Sellers shall cooperate with each other regarding communications with Franchisees concerning this Agreement.  Without limiting the foregoing, prior to Closing Buyer shall not contact any Franchisee regarding this Agreement or any matter related hereto without giving Sellers prior notice.

Section 10.11.                                  Jurisdiction; Disputes; Arbitration.

(a)                                  Until the Chapter 11 Cases are closed with the Bankruptcy Court, Buyer and Sellers irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the Ancillary Agreements or any transaction contemplated hereby or thereby.  Buyer and Sellers irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby in the Bankruptcy Court and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Further, the parties agree to and hereby waive the right to a jury trial for any action, cause of action or claim arising under or in any way related to this Agreement.

(b)                                 Once Sellers’ Chapter 11 Cases are closed with the Bankruptcy Court, any controversy, claim for the recovery of any Losses or other claim (including, without limitation, whether any controversy, claim for the recovery of any Losses or other claim is subject to arbitration) arising out of this Agreement, or the breach thereof (whether, in any case, involving (x) a party hereto, (y) their transferees or (z) such party’s or transferee’s directors, officers, shareholders, employees, representatives or agents), shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules (“Rules”), and shall be held in New York, New York.

(c)                                  The Federal rules of evidence shall control the admission of evidence into the arbitration proceeding.  Any applicable discovery limitations under the Federal Rules of Civil Procedure (and the local rules of the Federal District Court located in New York) shall control the form and volume of written discovery and oral depositions that each side may conduct in preparation for the arbitration proceeding; provided, however, that the arbitration panel shall specify all other matters regarding the conduct of such written discovery and oral depositions.

(d)                                 Any dispute submitted for arbitration shall be referred to a panel of three arbitrators.  The party or parties submitting (“Submitting Party”) the intention to arbitrate (the “Submission”) shall nominate one arbitrator.  Within 10 days of receipt of the Submission, the party or parties receiving the Submission (“Answering Party”) shall nominate one arbitrator.  If the Answering Party fails to timely nominate an arbitrator, then the second arbitrator shall be appointed by the AAA in accordance with the Rules.  If the arbitrator chosen by the Submitting Party and the arbitrator chosen by or selected for the Answering Party can agree upon a neutral arbitrator within 15 days of the choice or selection of the Answering Party’s arbitrator, then such individual shall serve as the third arbitrator.  If no such agreement is reached, a third neutral arbitrator shall be appointed by the AAA in accordance with the Rules.  The parties agree that they shall consent in writing to an expedited proceeding under the Rules, to the full extent the AAA can accommodate such a request.

(e)                                  The ruling of the arbitrators shall be binding and conclusive upon all parties hereto any other Person with an interest in the matter.

(f)                                    The arbitration provision set forth in this Agreement shall be the sole dispute resolution process regarding any controversy, Claim or other claim (including, without limitation, whether any controversy, Claim or other claim is subject to arbitration) arising out of or relating to this Agreement, or the breach thereof (whether, in any case, involving (x) a party hereto, (y) their transferees or (z) such party’s or transferee’s officers, directors, shareholders, employees, representatives or agents); provided, however, that (i) any of the parties to the arbitration may request the Federal District Court located in New York, New York (or any applicable New York state court) to provide interim injunctive relief in aid of arbitration hereunder or to prevent a violation of this Agreement pending arbitration hereunder (and any such request shall not be deemed a waiver of the obligations to arbitrate set forth in this Section 10.11), (ii) any ruling on the award rendered by the arbitrators may be entered as a final judgment in a Federal District Court or any New York state court (and each of the parties hereto irrevocably submits to the jurisdiction of such court solely for such purposes) and (iii) application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any such final judgment and the entry of whatever orders are necessary for such enforcement.  In any proceeding with respect hereto, all direct, reasonable costs and expenses (including, without limitation, AAA administration fees and arbitrator fees) incurred by the parties to the proceeding shall, at the conclusion of the proceeding, be paid by the party incurring same.

Section 10.12.                                  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

Section 10.13.                                  Compliance with Bulk Sales Laws.  Each party hereto hereby waives compliance by the parties with “bulk sales,” “bulk transfers” and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 10.14.                                  Transition Services.  In the event that either Sellers, on the one hand, or Buyer, on the other hand, reasonably determines that it requires the services of the other party in connection with the winding down of Sellers’ estate or other matters contemplated in this Agreement, the parties agree to meet in good faith to negotiate a Transition Services Agreement (the “Transition Services Agreement”) for the provision of such services, provided that (i) the period of such Transition Services Agreement shall be for no longer than a reasonable period not to exceed one year from the Closing Date, and (ii) the charges for any services provided pursuant to such agreement shall be the fully-loaded costs the service provider incurs in the provision of such services; provided, however, that if Buyer and Sellers are unable to jointly agree upon a Transition Services Agreement, the matter will be referred to the Bankruptcy Court for a determination consistent with the terms of this Section 10.14.

Section 10.15.                                  Intercreditor Acknowledgements.  In consideration for the mutual agreements and undertakings among Sellers, the Committee, J.W. Childs, and the Prepetition Lenders set forth herein, including without limitation, (i) the allocation of the Cash Purchase Price and the consensual debt/equity conversion set forth in Section 2.1, (ii) the execution and delivery of the Indemnification Agreement by J. W. Childs, and (iii) the sharing of the Net Administrative and Exit Costs as set forth in Section 2.1(f), the plan of reorganization as originally filed shall provide that upon confirmation of such plan and the payment of the Purchase Price described in this Agreement, Sellers (on behalf of themselves and their bankruptcy estates), the Committee, the Prepetition Lenders and J. W. Childs shall approve and execute acknowledgments, waivers, covenants and/or releases (including with respect to their respective members, professionals, officers and advisors in their capacity as such) with respect to claims, objections to claims, causes, actions and/or rights by and between them to the extent reasonably necessary to give full effect to the economic consideration to be paid or delivered to Sellers, the Prepetition Lenders, the General Unsecured Creditors and J. W. Childs pursuant to this Agreement, including, without limitation, acknowledgments that the consideration to be paid under this Agreement shall be in payment of all allowed claims of the General Unsecured Creditors, all claims of the Prepetition Lenders and all claims and administrative expenses of J.W. Childs and its Affiliates.  Nothing in this Section 10.15 is intended to impact any administrative claims of any General Unsecured Creditors or to affect any rights whatsoever of the General Unsecured Creditors in their individual capacities except with respect to Sellers’ bankruptcy estates.

ARTICLE XI
ALTERNATIVE STRUCTURE

Section 11.1.  Stock Transaction.

At Buyer’s option (provided Buyer gives notice pursuant to this Section 11.1 to Sellers, the Prepetition Lenders and the Committee (i) in the case of a Non-Auction Plan Sale, at least ten (10) Business Days prior to the hearing for the Bankruptcy Court to approve the disclosure statement relating to the plan of reorganization, or (ii) in the event of an Auction Sale, within three (3) Business Days of Buyer being declared the winning bidder), the transactions contemplated herein may be structured as the purchase of all of the equity securities of Sellers from Parent if such change in structure does not have an adverse affect, either economically or otherwise, upon Parent, Sellers, J. W. Childs the Prepetition Lenders or the General Unsecured Creditors.  Sellers agree that the Committee or the Prepetition Lenders shall be provided with the terms of such stock purchase transaction (including a copy of the Stock Purchase Agreement and other documents in connection therewith) at least thirty (30) days prior to Closing and have the right, within five (5) Business Days of being provided with such terms, to object to the restructuring set forth in this Section 11.1 on the sole basis that such restructuring will have an adverse economic effect on them or materially reduces the probability that the plan of reorganization will be approved within the deadlines as set forth in this Agreement, and any timely-raised disputes between Buyer and/or Sellers, on the one hand, and the Committee and/or the Prepetition Lenders, on the other hand, relating to this matter shall be referred to the Bankruptcy Court for a final determination.  The parties to this Agreement will negotiate in good faith the terms of a Stock Purchase Agreement consistent with the terms of this Agreement; provided, however that if Buyer and Sellers are unable to jointly agree upon the terms of a Stock Purchase Agreement, at its discretion Buyer may either revert to structuring the transaction as a purchase of the assets of Sellers as set forth herein or refer the matter to the Bankruptcy Court for a determination consistent with the terms of this Agreement.

ARTICLE XII
DEFINITIONS

“AAA” shall have the meaning set forth in Section 10.11(b).

“Accounts Receivable” shall mean all accounts receivable of Sellers relating to the Assets and the Business, other than any account receivable that is an Excluded Asset.

“Acquisition Proposal” means a proposal to enter into a transaction involving a sale of all or substantially all of the Business or the Assets or the Sellers.

“Additional Rejection Costs” shall have the meaning set forth in Section 5.6.

“Administrative and Exit Costs” shall have the meaning set forth in Section 2.1(a)(iii).

“Adverse” or “Adversely” when used alone or in conjunction with other terms in this Agreement (including without limitation “affect,” “change” and “effect”) such words shall mean, with respect to Sellers, the Assets or the Business, as the context requires, any event or occurrence which will (i) adversely affect the validity or enforceability of this Agreement or any collateral document executed or required to be executed pursuant hereto or thereto, or (ii) adversely affect the business, operations, properties, financial condition, or results of operation of the Assets or the Business, as the case may be, taken in each case as a whole, or (iii) impair the ability of Sellers to fulfill their obligations under the terms of this Agreement or any collateral document executed or required to be executed pursuant hereto or thereto, or (iv) adversely affect the aggregate rights and remedies of Buyer under this Agreement or any collateral document executed or required to be executed pursuant hereto or thereto, in all cases, unless otherwise specifically set forth, in a material respect or manner or to a material degree.

“Affiliate” means, with respect to any Person, or any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean The Royal Bank of Scotland, PLC, as agent for the Prepetition Lenders.

“Agreement” shall have the meaning set forth in the Preamble.

“Amendment Deadline” shall have the meaning set forth in Section 5.6.

“Ancillary Agreements” shall have the meaning set forth in Section 4.2.

“Answering Party” shall have the meaning set forth in Section 10.11(d).

“Approval Order” means a Confirmation Order or a Sale Order, as applicable, consistent with the terms of this Agreement.

“Assets” shall have the meaning set forth in Section 1.2.

“Assigned Contracts” shall have the meaning set forth in Section 1.2(d).

“Assumed Contracts” shall have the meaning set forth in Section 5.6.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(b).

“Assumption Agreement” shall have the meaning set forth in Section 3.2(b).

“Auction Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Auction Real Mex Equity Securities” shall have the meaning set forth in Section 2.1(d).

“Auction Sale” shall have the meaning set forth in the recitals.

“Auction Stock Consideration” shall have the meaning set forth in Section 2.1(c).

 “Bankruptcy Code” shall have the meaning set forth in the recitals.

“Bankruptcy Court” shall have the meaning set forth in the recitals.

“Bill of Sale” shall have the meaning set forth in Section 3.2(a).

“Business” shall mean the business of operating and developing the Restaurants, the Systems and the Concepts.

“Business Day” means any day other than Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Fees and Expenses” means the fees and expenses of Buyer and Real Mex incurred in connection with its various efforts to acquire the Business up to a maximum of $1.5 million, including the fees and expenses of their attorneys, accountants, financial consultants, investment bankers, and lenders.

“Buyer’s 401(k) Plan” shall have the meaning set forth in Section 7.3(g).

“Cash Consideration” shall mean the Non-Auction Cash Consideration or the Auction Cash Consideration, as applicable.

“Chapter 11 Cases” shall have the meaning set forth in the recitals.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

“Company” shall have the meaning set forth in the Preamble.

“Company Letters of Credit” shall mean all letters of credit relating to the Assets and the Business.

“Company’s Severance Policy” shall have the meaning set forth in Section 7.3(b)(i).

“Concept” or “Concepts” shall have the meaning set forth in Section 4.16(a).

“Confidential Information” shall have the meaning set forth in Section 7.2.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of October 7, 2004, by and between BRS and the Company.

“Confirmation Order” shall mean an order of the Bankruptcy Court confirming Sellers’ plan of reorganization authorizing the sale of the Assets (including the assumption and assignment of the Assumed Contracts) to Buyer consistent with this Agreement in a form satisfactory to Buyer.

“Corporate Employees” shall mean all employees of any Sellers or Parent who are not located at the Restaurants.

“Corporate Office” shall mean such parcel of real estate leased by the Company in Emeryville, California, in which Company’s corporate offices are located.

“Cure Costs” shall have the meaning set forth in Section 2.5.

“Deposit” shall have the meaning set forth in Section 2.5.

“Development Agreements” shall have the meaning set forth in Section 4.16(c).

“DIP Facility” shall mean the Loan and Security Agreement, dated as of December 17, 2003, by and among Sellers, Wells Fargo Foothill, Inc. and Abelco Finance, LLC.

“Drop-Dead Date” shall mean January 21, 2005.

“Employee Benefit Arrangements” shall have the meaning set forth in Section 4.12(c).

“Employees” shall have the meaning set forth in Section 7.3(a).

“Environmental Laws” shall mean any federal, state or local Law, statute, ordinance or regulation imposing standards of conduct or otherwise relating to pollution or protection of the environment.

“Equipment” shall mean the motor vehicles, furniture, machinery, equipment, tables, chairs, cash registers, computer equipment and licenses of related software (subject to Sellers’ ability to assign or transfer such licenses), ovens, refrigerators, display cases, shelves, utensils, tools, pans, lights, uniforms, signs, menus, glasses, plates, dishes, silverware, pitchers, books, cabinets, racks, towels, ornaments, bars, bar equipment and office and other supply items used or usable in the Business wherever located.

“Equipment Leases” shall mean all leases of personal property used in the operation of the Restaurants and the Business having annual payment obligations of more than $25,000, as listed on Schedule 4.4(c) hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 2.6.

“Excess Administrative and Exit Costs” shall have the meaning set forth in Section 2.1(f).

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Excluded Cash” means the aggregate amount of cash in (i) the ACH Collateral Account in an amount not to exceed $200,000, (ii) the Asset Sales Account in an amount not to exceed $180,000, and (iii) the Professional Fees Account.

“Excluded Liabilities” shall have the meaning set forth in Section 2.2(b).

“Extra Exit Costs” shall have the meaning set forth in Section 2.1(f)(iv).

“Filing Date” shall have the meaning set forth in Section 5.10.

“Final Order” shall mean an Order, the operation or effect of which is not stayed, and as to which Order (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for reargument has been taken or been made and is pending for argument.

“First Deposit” shall have the meaning set forth in Section 2.6(a).

“Franchisees” shall have the meaning set forth in Section 4.16(b).

“Franchise Agreements” shall have the meaning set forth in Section 4.16(b).

“Franchise Restaurant” shall have the meaning set forth in Section 4.16(b).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“GECC Mortgage” shall mean the mortgage relating to the building for the Restaurant located in Reno, Nevada, in an amount outstanding on the date hereof equal to $890,000 .

“General Unsecured Creditors” shall mean the pre-petition, general unsecured creditors other than J.W. Childs and its Affiliates in the Chapter 11 Cases (excluding the Chapter 11 case of the Parent).

“General Unsecured Creditors’ Fund” shall have the meaning set forth in Section 5.7.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” shall mean any substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” or any similar term under any Environmental Law and shall include, without limitation, petroleum and petroleum products, asbestos and polychlorinated biphenyls.

“Hired Employee” shall have the meaning set forth in Section 7.3(g).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnity Agreement” means the Indemnity Agreement among Buyer and J.W. Childs dated as of the Closing Date.

“Intellectual Property” shall mean all patents, trademarks, trade names, service marks, trade dress, copyrights, applications for registration of any of the foregoing, and brand names,

inventions, processes, know how, trade secrets, all databases, data collections, source code, all domain names, any moral and economic rights of authors and inventors, however denominated, throughout the world, and any similar or equivalent rights to any of the foregoing anywhere in the world which relate to the Restaurants, the Business or the Concepts.

“Inventory” shall mean all inventories of smallwares, cleaning supplies, paper goods and food and beverage at the Restaurants, in the Warehouse or at the Corporate Office related to the Business as of the Closing Date.

“Joinder Agreement” means the Joinder Agreement among J.W. Childs, Real Mex, and the other parties thereto to be dated as of the Closing Date in the form attached hereto as Exhibit A.

“KERP” shall mean that certain Chevys, Inc. et al. Amended and Restated Key Employee Retention Program approved by the Bankruptcy Court.

“Key Employee” shall mean the Tier I and Tier II employees as defined in the KERP.

“knowledge” or any variation thereof with respect to Sellers shall mean the actual knowledge of Ron Maccarone, Terrie Robinson, Claude Perasso, Brian Bennett and Stacy Mald.

“Laws” means any applicable statutes, laws, ordinances, rules, regulations, orders, judgments or decrees enacted, adopted, issued or promulgated by any legislative body or Governmental Entity.

“Leased Real Property” shall mean each parcel of real estate leased by any Seller, or in which any Seller has a leasehold or other interest, including (i) those on which a Restaurant is located or which is being held for development of a Restaurant and (ii) the Warehouse, all as listed on Schedule 4.4(b) hereto.

“Licenses” shall have the meaning set forth in Section 4.13(a).

“Lien” shall mean any mortgage, lien, security interest, pledge or encumbrance.

“Liquor Licenses” shall have the meaning set forth in Section 4.13(b).

“Material Adverse Change” or “Material Adverse Effect” means with respect to Sellers, the Assets or the Business, as the context requires, any event or occurrence which will or would reasonably be expected to materially and adversely affect the business, operations, properties, financial condition, or results of operation of the Assets or the Business, as the case may be, taken in each case as a whole.

“Material Contracts” shall have the meaning set forth in Section 4.4(d).

“Minor Contracts” shall mean such contracts, agreements or commitments terminable on thirty (30) days’ notice or having annual payment obligations of less than $25,000 per contract.

“Net Administrative and Exit Costs” shall have the meaning set forth in Section 2.1(f).

“NLRB” shall have the meaning set forth in Section 4.12(a).

“Non-Assumed Contracts” means (i) Sellers’ contracts or leases that are listed on Schedule 5.6 (as amended from time to time in accordance with Section 5.6 hereof) to be rejected pursuant to the Bankruptcy Code; (ii) any real estate lease of Sellers for a Restaurant that is not operating (iii) any of Sellers’ employment or service agreements with their individual current or former employees, including the Employment Agreement dated March 13, 2002, as amended, with Ronald P. Maccarone, and (iv) any management or services agreement between any Seller and J.W. Childs or its Affiliates.

“Non-Auction Plan Sale” shall have the meaning set forth in the recitals.

“Non-Auction Real Mex Equity Securities” shall have the meaning set forth in Section 2.1(b).

“Order” shall mean any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Entity (in each case whether preliminary or final).

“Owned Real Property” shall mean each parcel of real property owned by a Seller on which a Restaurant is located or which is otherwise used in connection with the Business as set forth on Schedule 4.4(a) hereto.

“Parent” shall have the meaning set forth in the recitals hereto.

“Permitted Encumbrances” shall mean with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the ordinary course of business for amounts that are (i) not delinquent or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use Laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (d) such matters as disclosed by any survey of the subject Real Property made available to Buyer in accordance with Section 5.9; and (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects, none of which materially impairs the use or occupancy of such Owned Real Property in the operation of the Business.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, limited liability company, business association or other entity or a Governmental Entity.

“PPM” shall mean a certain confidential memorandum relating to the Business dated September 2004, together with all revisions thereof or supplements thereto.

“Prepetition Lenders” shall mean those certain banks (or their successors or assigns) which are lenders under the Senior Credit Facility, including UBS, AG, Finova Capital

Corporation, Fleet National Bank, Sunrise Partners Limited Partnership (as successor to Union Bank of California, N.A.), and The Royal Bank of Scotland PLC.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Real Mex Equity Securities” shall mean the Non-Auction Real Mex Equity Securities or the Auction Real Mex Equity Securities, as applicable.

“Real Property” shall mean collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” shall mean all agreements or documents under which any Seller claims or holds a leasehold or other interest or right to the use of the Leased Real Property as set forth on Schedule 4.4(b) hereto.

“Replacement Letters of Credit” shall have the meaning set forth in Section 2.8.

“Replacement Liquor License” shall have the meaning set forth in Section 3.4.

“Restaurant Employees” shall mean all employees of any Seller or Parent who are located at the Restaurants.

“Restaurants” shall have the meaning set forth in the recitals.

“Restricted Accounts” shall have the meaning set forth in Section 5.1.

“Rules” shall have the meaning set forth in Section 10.11(b).

“Sale Motion” shall mean a motion to approve a sale of the Assets to Buyer pursuant to Section 363 of the Bankruptcy Code as requested by Buyer in connection with an Auction Sale.

“Sale Order” shall mean an order of the Bankruptcy Court authorizing the sale of the Assets (including the assumption and assignment of the Assumed Contracts) to Buyer and the consummation of the transactions contemplated herein in a form satisfactory to Buyer.

“Second Deposit” shall have the meaning set forth in Section 2.6(a).

“Segregated Account” shall have the meaning set forth in Section 2.6.

“Seller Balance Sheet” shall have the meaning set forth in Section 4.5(a).

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ 401(k) Plan” shall have the meaning set forth in Section 7.3(g)

“Senior Credit Facility” means that certain Senior Credit Facility, dated as of September 16, 1998, by and among the Company, the Parent, the Prepetition Lenders (or their predecessors in interest), and certain other parties thereto.

“Severance Obligations” shall have the meaning set forth in Section 7.3.

“Stock Consideration” shall mean the Non-Auction Stock Consideration or the Auction Stock Consideration, as applicable.

“Subleases” means the subleases set forth on Schedule 4.4(b).

“Submission” shall have the meaning set forth in Section 10.11(d).

“Submitting Party” shall have the meaning set forth in Section 10.11(d).

“System” or “Systems” shall have the meaning set forth in Section 4.16(a).

“Tax” and “Taxes” means (i) all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions attributable thereto or (ii) liability for the payment of any amounts of the type described in clause (i) above as a result of being party to any agreement or any express or implied obligation to indemnify or otherwise succeed to the liability of any other Person.

“Treasury Regulations” shall mean the federal income tax regulations promulgated under the Code, as amended, including any temporary and proposed regulations.

“Warehouse” shall mean that certain parcel of real estate leased by a Seller located in Oakland, California and used by Sellers are a warehouse for personal property.

*  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month, and year first above written.

BUYER:		SELLERS:
CKR ACQUISITION CORP.		CHEVYS, INC.

By:	/s/ Frederick F. Wolfe	By:	/s/ Ronald P. Maccarone
Name:	Frederick F. Wolfe	Name:	Ronald P. Maccarone
Title:	President and CEO	Title:	President and CEO

OTHERS:
CHEVYS HOLDINGS, INC.		CHEVYS OF GREENBELT, INC.

By:	/s/ Ronald P. Maccarone	By:	/s/ Ronald P. Maccarone
Name:	Ronald P. Maccarone	Name:	Ronald P. Maccarone
Title:	President and CEO	Title:	President and CEO

REAL MEX RESTAURANTS, INC.		CHEVYS OF NEW YORK, INC.

By:	/s/ Frederick F. Wolfe	By:	/s/ Ronald P. Maccarone
Name:	Frederick F. Wolfe	Name:	Ronald P. Maccarone
Title:	President and CEO	Title:	President and CEO

J. W. CHILDS EQUITY PARTNERS L. P.		CHEVYS OF PARSIPPANY, INC.

By:	/s/ Glenn A. Hopkins	By:	/s/ Ronald P. Maccarone
Name:	Glenn A. Hopkins	Name:	Ronald P. Maccarone
Title:	Vice President	Title:	President and CEO

KATMANDU CREATIONS, INC.

		By:	/s/ Ronald P. Maccarone
		Name:	Ronald P. Maccarone
		Title:	President and CEO

RIO BRAVO ACQUISITIONS, INC.

		By:	/s/ Ronald P. Maccarone
		Name:	Ronald P. Maccarone
		Title:	President and CEO

RBA KANSAS, INC.

		By:	/s/ Ronald P. Maccarone
		Name:	Ronald P. Maccarone
		Title:	President and CEO

Acknowledged and agreed with respect to the provisions relating to the Committee and/or the General Unsecured Creditors

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ Clint Beaty
Name:	Clint Beaty
Title:	Chairman of Unsecured Committee

Acknowledged and agreed with respect to the provisions relating to the Prepetition Lenders

THE ROYAL BANK OF SCOTLAND, PLC, as agent for the Prepetition Lenders

By:	/s/ Andrew S. Weinberg
Name:	Andrew S. Weinberg
Title:	Senior Vice President

LIST OF SCHEDULES AND EXHIBITS

Schedules that Correspond to Sections

Schedule 1	Restaurants

Schedule 1.2	Other Acquired Assets/Assumed Liabilities

Schedule 2.4	Allocation of Final Purchase Price

Schedule 4.3	No Breach or Conflict

Schedule 4.4(a)	Owned Real Property

Schedule 4.4(b)	Leased Real Property; Real Property Leases and Subleases

Schedule 4.4(c)	Equipment Leases

Schedule 4.4(d)	Other Material Contracts

Schedule 4.5(b)	Unaudited Pro Forma Statements of Income

Schedule 4.7(b)	Exceptions to Good Title: Tangible Assets

Schedule 4.8(a)	Exception to Good Title: Owned Real Property

Schedule 4.8(b)	Real Property Leases - Current In All Material Respects

Schedule 4.8(c)	Real Property Leases - No Proceedings Pending

Schedule 4.8(d)	Exceptions to Real Property Leases

Schedule 4.8(e)	Exceptions to Material Change of Zoning to Real Property Leases

Schedule 4.9	Litigation

Schedule 4.10	Taxes

Schedule 4.11	Material Contract Breaches

Schedule 4.12(b)	Compliance with Laws

Schedule 4.12(c)	Employee Benefit Plans

Schedule 4.13(a)	Licenses and Permits

Schedule 4.13(b)	Liquor Licenses/Violations

Schedule 4.14(a)	Environmental Matters - Releases / Storage Tanks

Schedule 4.14(b)	Environmental Matters - Non-Compliance with Law

Schedule 4.14(c)	Environmental Matters - Environmental Reports

Schedule 4.15(a)	Intellectual Property

Schedule 4.15(b)	Exceptions to Right to Use Intellectual Property

Schedule 4.15(c)	Exceptions to Non-Infringement of Intellectual Property by or Against Chevys

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Schedule 4.15(d)	Exceptions to Ownership of Intellectual Property

Schedule 4.15(e)	Defaults of Agreements to Use Intellectual Property

Schedule 4.16(a)	Exceptions to Franchise System

Schedule 4.16(b)	Franchisees/Franchise Systems

Schedule 4.16(c)	Development Agreements and Amendments

Schedule 4.16(d)	Compliance with Franchise Laws

Schedule 4.16(e)	Disputes with Franchisees

Schedule 4.16(f)	Exceptions to Franchise Agreements and Development Agreements

Schedule 4.17	Insurance Policies

Schedule 4.18	Broker or Finder

Schedule 5.1	Conduct of Business

Schedule 5.6	Assumed Contracts/Rejected Contracts

Schedule 6.3	Buyer Consents

Schedule 6.4	Real Mex Capitalization

Schedule 7.3(a)	Employees Not Offered Employment

Schedule 7.3(b)(i)	Company’s Severance Policy

Exhibit A	Joinder Agreement

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